SCHEDULE 14A INFORMATION
             Proxy  Statement Pursuant to Section 14(a)
               of the Securities Exchange Age of 1934



Filed by the Registrant [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(6)(2)

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) orSection
     240.14a-12

                    UNITED COMMUNITY BANKS, INC.
          (Name of Registrant as Specified in Its Charter)


             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:



     (2) Aggregate number of class of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:



     2)   Form, Schedule or Registration Statement No.:



     3)   Filing Party:



     4)   Date Filed:

                 [UNITED COMMUNITY BANKS, INC. LOGO]


                    Notice of 1998 Annual Meeting





                          _________________

                           Proxy Statement
                          _________________











                    Annual Financial Statements
                      and Review of Operations

                          Table of Contents


                                                                 Page
Notice of Annual Meeting of Shareholders                           i
Proxy Statement                                                    1
     Voting Securities and Principal Holders                       2
     Nomination and Election of Directors                          2
     Information About Nominees for Director                       3
     Executive Compensation                                        5
     Section 16(a) Beneficial Ownership Reporting Compliance       7
     Compensation Committee Interlocks and Insider Participation   7
     Joint Report on Executive Compensation                        8
     Shareholder Return Performance Graph                          9
     Meetings and Committees of the Board of Directors            10
     Information Concerning United's Accountants                  10
     Shareholder Proposals                                        10
     Other Matters that May Come Before the Meeting               10
Appendix:  Annual Report to Shareholders                         A-1
     General Description of the Business                         A-2
     Selected Financial Data                                     A-3
     Management's Discussion and Analysis of Financial
          Condition and Results of Operations                    A-4
     Quantitative and Qualitative Disclosures
          About Market Risk                                     A-20
     Market and Dividend Data                                   A-21
     Report of Independent Certified Public Accountants         A-22
     Consolidated Balance Sheets - December 31, 1997 and 1996   A-23
     Consolidated Statements of Earnings -
          For the Years Ended December 31, 1997 and 1996        A-24
     Consolidated Statements of Changes in Stockholders'
          Equity - For the Years Ended December 31, 1997,
          1996 and 1995                                         A-25
     Consolidated Statements of Cash Flows -
          For the Years Ended December 31, 1997, 1996 and 1995  A-26
     Notes to Consolidated Financial Statements                 A-27

                                                      March 24, 1998


Dear Shareholder:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of United Community Banks, Inc. which will be held April 16, 1998 at The Brasstown Valley Resort, Trackrock Amphitheater, Highway 515, Young Harris, Georgia at 2:30 p.m. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business which will be discussed during the meeting. A report to shareholders, containing certain financial information, is included as an appendix to the Proxy Statement.

     To be sure that your vote is counted, we urge you to carefully review the Proxy Statement and vote your choices on the enclosed proxy card as soon as possible. If you wish to attend the meeting, any ballot that you submit at the meeting will supersede your proxy.

     On behalf of the management, employees and directors of United Community Banks, Inc., I want to thank you for your continued support.

                                Sincerely,



                                Jimmy C. Tallent,
                                President and Chief Executive Officer

                    UNITED COMMUNITY BANKS, INC.
                           59 Highway 515
                            P.O. Box 398
                     Blairsville, Georgia  30512

         ___________________________________________________

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
         ___________________________________________________

                    To be Held on April 16, 1998


     The annual meeting of shareholders of United Community Banks, Inc. ("United") will be held on April 16, 1998 at 2:30 p.m. at The Brasstown Valley Resort, Trackrock Amphitheater, Highway 515, Young Harris, Georgia, for the purposes of considering and voting upon:

          1. The election of eleven directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

          2. Such other matters as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 18, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

     Also enclosed as an appendix to the Proxy Statement is a report to shareholders, including United's audited annual financial statements, management's discussion and analysis of financial condition and results of operations, selected financial data, market and dividend data and certain other matters.

                              By Order of the Board of Directors,



                              Jimmy C. Tallent,
                              President and Chief Executive Officer

March 24, 1998


[BOXED ITEM]
PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT
YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND
PERSONALLY.

                    UNITED COMMUNITY BANKS, INC.

                           59 Highway 515
                            P.O. Box 398
                     Blairsville, Georgia  30512
                        _____________________

                           PROXY STATEMENT
                        _____________________

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of United Community Banks, Inc. ("United" or the "Company") for use at the Annual Meeting of Shareholders of United to be held on April 16, 1998, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by United. Copies of solicitation materials may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of United's common stock, and normal handling charges may be paid for such forwarding services. In addition to solicitations by mail, directors and regular employees of United may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on approximately March 25, 1998.

     The record of shareholders entitled to vote at the Annual
Meeting was taken as of the close of business on March 18, 1998.
On that date, United had outstanding and entitled to vote
7,385,105 shares of common stock, par value $1.00 per share (the
"Common Stock").

     Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked before the meeting by delivering an instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of United. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information About Nominees For Director".

     The percentages outstanding of Common Stock are based on 7,646,209 shares of Common Stock, including 140,000 shares deemed outstanding pursuant to United's prime plus 1/4% Convertible Subordinated Payable-in-Kind Debentures due December 31, 2006 ("2006 Debentures") and presently exercisable options to acquire 121,604 shares.

     United will furnish without charge a copy of its Annual
Report on Form 10-K filed with the Securities and Exchange
Commission (the "SEC") for the fiscal year ended December 31, 1997, including financial statements and schedules, to any shareholder of record or any beneficial owner of its Common Stock as of March 18, 1998 who requests a copy of such report. Any request for the Form
10-K should be in writing and addressed to:

                             Lois Jones
                           59 Highway 515
                            P.O. Box 398
                     Blairsville, Georgia  30512

     If the person requesting the report was not a shareholder of record on March 18, 1998, the request must include a representation that the person was a beneficial owner of United's Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon the payment of United's expense in furnishing the exhibits.

               VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth as of December 31, 1997, beneficial ownership of United's Common Stock by each "person" (as that term is defined by the SEC) known by United to be the beneficial owner of more than 5% of United's voting securities and all directors and executive officers of United as a group.

Name and Address                          Number of Shares             Percent
of Beneficial Owner                      Owned Beneficially            of Class
-------------------                      ------------------            --------
Robert L. Head, Jr.
Blairsville Highway
Blairsville, Georgia  30512                 725,000 (1)                  9.5%

W. C. Nelson, Jr.
P.O. Box 127
Blairsville, Georgia  30512                 689,783 (2)                  9.0%

All directors and executive
   officers as a group (19 persons)       2,507,126 (3)                 32.9%

____________________
(1) Includes 50,758 shares beneficially owned by Mr. Head as custodian for his children and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 16,965 shares owned by Mr. Head's wife, for which he disclaims beneficial ownership.
(2) Includes 11,250 shares beneficially owned by a trust over which Mr. Nelson has voting power and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 10,150 shares owned by Mr. Nelson's wife, for which he disclaims beneficial ownership.
(3) Includes presently exerciseable options to acquire 81,802 shares and 132,000 shares beneficially owned pursuant to the 2006 Debentures.

                NOMINATION AND ELECTION OF DIRECTORS
                            (Proposal 1)

     The Bylaws of United provide that the number of directors may range from eight to fourteen directors. The board of Directors of United has set the number of directors at eleven. The number of directors may be increased or decreased from the foregoing from time to time by the Board of Directors by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

     Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the Proxy be voted for more than eleven nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

     Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

               INFORMATION ABOUT NOMINEES FOR DIRECTOR


     The following information as of December 31, 1997 has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.



                                                                                                  Number of Shares
                                                     Information                                 Owned Beneficially
Name (Age)                                          About Nominee                                (Percent of Class)
----------                                          -------------                                ------------------
Jimmy C. Tallent          President, Chief Executive Officer and Director of                      148,672 (1.9%) (1)
   (45)                   Union County Bank ("UCB") since 1984 and of United since 1987.
                          Director of Carolina Community Bank, Murphy, North Carolina
                          ("Carolina") since 1990, of Peoples Bank of Fannin County
                          ("Peoples") since 1992, of White County Bank ("White") since
                          1995, and of First Clayton Bank and Trust ("Clayton") since 1997.
                          Chairman of the Board of Towns County Bank ("Towns") since 1992 and Chairman of the Board of White since 1995.  Director of
                          United Family Finance Co. ("Finance") since 1997.


Billy M. Decker           Senior  Vice  President  and  Cashier  of  UCB from                     134,767 (1.8%) (2)
   (54)                   1986 to 1990, Mr. Decker became President, Chief Executive
                          Officer and a Director of Carolina in 1990.  He has been a
                          Director of United since 1988, a Vice President of United since
                          1992 and a Director of UCB since 1980.  He has been Secretary of
                          United since 1988.

Thomas C. Gilliland       A Director  of  United  since 1992 and  Vice Chairman                   177,650 (2.3%) (3)
   (49)                   of the Peoples' Board since 1986, Mr. Gilliland became President and Chief Executive Officer of Peoples and Vice President of
                          United in 1993 and was named Executive Vice President of United in 1994.  Chairman of the Board of Finance since 1997.

Robert L. Head, Jr.       Chairman of the Board of Directors of  United since                     725,000 (9.5%) (4)
   (58)                   1988, Mr. Head has served as a Director of UCB since 1973.  Mr.
                          Head operates Head Construction Company, a general construction firm, and Head-Westgate Corp., a construction and real estate development firm in Blairsville, Georgia.  He also owns Mountain
                          Building Supply in Blairsville, Georgia.

Charles E. Hill           A Director of United since 1988 and of UCB since 1972,                  170,977 (2.2%) (5)
   (60)                   Mr. Hill is the Director of Pharmacy at Union General Hospital in
                          Blairsville, Georgia.

Hoyt O. Holloway          A Director of United since 1993 and of Peoples since                     48,085* (6)
   (58)                   1986, Mr. Holloway owns H&H Farms, a poultry farm in Blue Ridge,
                          Georgia.

P. Deral Horne            A Director of Carolina since 1988 and of United since                    30,000* (7)
   (71)                   1992, Mr. Horne owns Mountain and Valley Properties, a land development and sales business in Murphy, North Carolina.

John R. Martin            A Director of United since 1997, a Director of Clayton since             48,378*
   (48)                   1990, and Chairman of the Board of Directors of Clayton since
                          1996, Mr. Martin is also the owner of John Martin Construction and of several mini-warehouse facilities in northeast Georgia and western South Carolina, as well as being a registered pharmacist.

Clarence W. Mason, Sr.    Chairman of the Board of Directors of Peoples since                      82,340 (1.1%) (8)
   (61)                   1986 and a Director of United since 1992, Mr. Mason owns Mason
                          Tractor, a retail equipment sales operation in Blue Ridge,
                          Georgia.

W. C. Nelson, Jr.         A Director of United since 1988 and of UCB since 1975,                  689,763 (9.0%) (9)
   (54)                   Mr. Nelson is Vice Chairman of the United Board of Directors and
                          owns Nelson Tractor Company, a retail equipment sales firm in
                          Blairsville, Georgia.

Charles E. Parks          A retired businessman, Mr. Parks is the former owner of
   (68)                   Parks Lumber Co., a retail building supply firm located in
                          Murrayville, Georgia.                                                   102,109 (1.3%) (10)

________________

  *  Less than one percent.
(1) Includes 10,000 shares beneficially owned by Mr. Tallent pursuant to the 2006 Debentures and 17,750 shares beneficially owned by Mr. Tallent pursuant to currently-exercisable options.
(2) Includes 10,000 shares beneficially owned by Mr. Decker pursuant to the 2006 Debentures and 7,100 shares beneficially owned by Mr. Decker pursuant to currently-exercisable options. Does not include 9,613 shares owned by Mr. Decker's wife, for which he disclaims beneficial ownership.
(3) Includes 6,270 shares beneficially owned by Mr. Gilliland as custodian for his children, 10,000 shares beneficially owned pursuant to the 2006 Debentures and 12,750 shares beneficially owned pursuant to currently exercisable stock options.
(4) Includes 50,758 shares beneficially owned by Mr. Head as custodian for his children and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 16,965 shares owned by Mr. Head's wife, for which he disclaims beneficial ownership.
(5) Includes 10,000 shares beneficially owned by Mr. Hill pursuant to the 2006 Debentures. Does not include 88,932 shares owned by Mr. Hill's wife, for which he disclaims beneficial ownership.

(6) Includes 10,000 shares beneficially owned pursuant to the 2006 Debentures and 35,565 beneficially owned by Holloway Motors, Inc., a company 100% owned by Mr. Holloway. Does not include 485 shares owned by Mr. Holloway's wife, for which he disclaims beneficial ownership.
(7)  Includes 10,000 shares beneficially owned pursuant to the 2006
     Debentures.
(8)  Includes 10,000 shares beneficially owned pursuant to the 2006
     Debentures.
(9) Includes 11,250 shares beneficially owned by a trust over which Mr. Nelson has voting power and 10,000 shares owned pursuant to the 2006 Debentures; does not include 10,150 shares owned by Mr. Nelson's wife, for which he disclaims beneficial ownership.
(10) Includes 10,000 shares beneficially owned pursuant to the 2006
     Debentures.

     There are no family relationships between any director, executive officer or nominee for director of United or any of its subsidiaries.

                       EXECUTIVE COMPENSATION

     The table below sets forth the annual and other compensation paid by United and its bank subsidiaries to the following persons who served in the designated offices during 1997: Jimmy C. Tallent, President and Chief Executive Officer of United and UCB, Billy M. Decker, Senior Vice President of United, Guy Freeman, President and Chief Executive Officer of Carolina and Senior Vice President of United, Thomas C. Gilliland, President and Chief Executive Officer of Peoples and Executive Vice President of United, Christopher J. Bledsoe, Senior Vice President and Chief Financial Officer of United and UCB (individually a "Named Executive Officer, collectively, the "Named Executive Officers").

                                                                                                Long-Term
                                                         Annual Compensation                   Compensation
                                              ---------------------------------------------     Securities       All
Name and Principal Offices                                                                      Underlying      Other
      Held During 1997                        Year        Salary       Bonus          Other       Options   Compensation
---------------------------                   ----        ------       -----          -----     ----------  ------------
Jimmy C. Tallent                              1997       $215,000     $90,000      $32,875(1)      8,750      $27,058(2)
     President and Chief Executive            1996       $188,650     $65,000      $10,000(1)      8,750      $23,781
     Officer of United and UCB                1995       $167,200     $57,000      $ 9,000(1)     12,500      $21,085

Thomas C. Gilliland                           1997       $157,500     $42,500      $ 5,400(1)      5,250      $13,388(3)
     President and Chief Executive            1996       $142,188     $35,000      $ 6,400(1)      5,250      $12,086
     Office of Peoples; Executive             1995       $132,563     $30,000      $ 5,400(1)      7,500      $ 6,628
     Vice President of United

Billy M. Decker                               1997       $117,700     $30,000      $18,600(1)      3,500      $14,359(3)
     Senior Vice and Secretary of United      1996       $107,500     $35,500      $10,000(1)      3,500      $13,115
                                              1995       $ 98,010     $30,000      $ 8,100(1)      5,000       11,957
Guy W. Freeman
     President and Chief Executive            1997       $139,200     $40,000        7,000(1)     10,000      $16,982(3)
     Officer of Carolina; Senior              1996       $117,500     $20,000        3,850(1)      3,500      $14,335
     Vice President of United                 1995       $ 87,929(4)  $10,000        1,400(1)      5,000           --

Christopher J. Bledsoe(5)                     1997       $102,500     $25,000           --         3,500      $12,505(3)
     Senior Vice President and Chief          1996       $ 91,500     $20,500           --         3,500      $11,163
     Financial Officer of United and UCB      1995       $ 80,000     $17,000           --         5,000      $ 9,760

___________________________
(1) Directors' fees for service on United's bank subsidiaries' boards of directors. Other perquisites do not meet the Securities and Exchange Commission threshold for disclosure.
(2) Represents a contribution by United of $26,230 on behalf of Mr. Tallent to United's Profit Sharing Plan and insurance premiums of $828 paid by UCB on behalf of Mr. Tallent on a life insurance policy.
(3) Represents United's contribution on behalf of the named individual to United's Profit Sharing Plan.

(4) Mr. Freeman commenced employment with United and its subsidiaries in March 1995. Mr. Freeman beneficially owns 26,618 shares of Common Stock.
(5)  Mr. Bledsoe beneficially owns 18,886 shares of Common Stock.

     United has never granted restricted stock, stock appreciation rights or similar awards to any of its present or past executive officers, other than awards of stock options under the United
Community Banks Key Employee Stock Option Plan.

     Directors of United, other than a President or Vice President of a bank subsidiary who serves on United's Board of Directors, received $1,000 per board meeting attended during 1997. Certain members of United's Board of Directors also serve as members of one or more of the Boards of Directors of United's bank subsidiaries, for which they are compensated by the bank subsidiaries.

Option Grants In Last Fiscal Year

     The following table sets forth information concerning stock options granted to the Named Executive Officers under the Plan during fiscal year 1997 and the projected value of those options at assumed annual rates of appreciation.


                                                                      Potential Realizable Value
                                                                        at Assumed Annual Rates
                                                                      of Stock Price Appreciation
                               Individual Grants                           for Option Term(2)
                        Securities      Percent of Total                   ------------------
                        Underlying      Options Granted
                         Options        to Employees in        Expiration
     Name                Granted(1)       Fiscal Year             Date         0%       5%         10%
     ----              ------------     ----------------       -----------     --      ---         ---
Jimmy C. Tallent           8,750              16%                1/1/07        $0    $121,100   $306,775
Thomas C. Gilliland        5,250               9%                1/1/07        $0    $ 72,660   $184,065
Billy M. Decker            3,500               6%                1/1/07        $0    $ 48,440   $122,710
Guy W. Freeman            10,000              18%                1/1/07        $0    $138,400   $350,600
Christopher J. Bledsoe     3,500               6%                1/1/07        $0    $ 48,440   $122,710

__________________________
(1) 20% of the options were vested at the date of grant and an additional 20% vest at each of the first four anniversaries of the date of grant. Exercise price of the options is $22.00 per share, the fair market value on the date of grant of the options.
(2) "Potential Realizable Value" is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of United's Common Stock or of the stock price. Amounts are calculated at 0%, 5% and 10% assumed appreciation of the value of the Common Stock (compounded annually over the option term) and are not intended to forecast actual expected future appreciation, if any, of the Common Stock. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of shares underlying the options.

Option Fiscal Year-End Values

     Shown below is information with respect to unexercised options to purchase the Common Stock granted under the Plan to the Named Executive Officers and held by them at December 31, 1997. No options were exercised during 1997 by a Named Executive Officer.


                    Fiscal Year-End Option Values

                                 Number of Unexercised
                               Options at Fiscal Year End             Value of Unexercised in the Money
      Name                      Exercisable/Unexercisable (#)         Options at  Fiscal Year End ($)(1)
      ----                     ---------------------------            ----------------------------------
Jimmy C. Tallent                     17,750/12,250                                   $306,000
Thomas C. Gilliland                  10,650/7,350                                    $183,600
Billy M. Decker                       7,100/4,900                                    $122,400
Guy W. Freeman                        8,400/10,100                                   $132,800
Christopher J. Bledsoe                7,100/4,900                                    $122,400

____________________
(1) Based on $30.00 per share, the last sale price known to United during 1997. United's Common Stock is not publicly traded.

       SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Stephen L. Cockerham, Senior Vice President and Chief Credit
Officer of the Company and United, inadvertently failed to file on a timely basis a Form 4 reporting the purchase of Company
Common Stock.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of United reviewed the compensation of Messrs. Tallent, Gilliland, Freeman, Decker and Bledsoe and of United's other executive officers for the 1997 fiscal year. Although all members of the Board of Directors participated in deliberations regarding the salaries of executive officers, none of such officers participated in any decisions regarding his own compensation as an executive officer.

     UCB and Carolina have retained the services of a construction company operated by Robert L. Head, Jr., who is Chairman of the Board of Directors of United and a director of UCB. During 1997, UCB and Carolina made payments of approximately $1.2 million to such construction company

     The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

               JOINT REPORT ON EXECUTIVE COMPENSATION

General

     Under rules established by the SEC, United is required to provide certain information with respect to compensation provided to United's President and Chief Executive Officer and to United's other executive officers. The SEC regulations require a report setting forth a description of United's executive compensation policy in general and the considerations that led to the compensation decisions affecting Mr. Tallent, Mr. Gilliland, Mr. Decker, Mr. Freeman and Mr. Bledsoe. In fulfillment of this requirement, the Board of Directors and Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

     The fundamental policy of United's compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of United, in order to compete for and retain talented personnel who will lead United in achieving levels of financial performance which enhance shareholder value. United's executive compensation package historically has consisted of salary, annual incentive compensation, matching profit sharing contributions and other customary fringe benefits. The grant of stock options under the Plan is also a part of United's compensation package for certain executive officers, including the Named Executive Officers.

Salary

     All members of the Board of Directors of United participated in deliberation regarding salaries of executive officers. Although subjective in nature, factors considered by the Board in setting the salaries of executive officers (other than Mr. Tallent) were Mr. Tallent's recommendations, compensation paid by comparable banks to their executive officers (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for comparable positions with other banks), each executive officer's performance, contribution to United, tenure in his or her position, and internal comparability considerations. The Board of Directors set the salary of Mr. Tallent based on Mr. Tallent's salary during the preceding fiscal year, his tenure, the salaries of chief executive officers of comparable banks (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for a comparable position with other banks) and the increase in earnings of United in recent years. The Board did not assign relative weights to the factors considered in setting salaries of executive officers, including Mr. Tallent.

Annual Incentive Compensation

     Annual incentive compensation for 1997, paid in the form of a cash bonus during the fourth quarter of the fiscal year, was based on annual financial results of United's bank subsidiaries, including general targets with respect to net earnings and return on average assets. Cash bonuses were granted by the Board to Mr. Tallent, and the Board set a range of bonuses (based on a percentage of salary) for all employees other than Mr. Tallent, within which range Mr. Tallent determined each officer's bonus, based on individual performance.

Key Employee Stock Option Plan

     Options to acquire 79,704 shares of Common Stock were awarded under the Plan in fiscal 1997, including options to acquire 31,000 shares of Common Stock awarded to the Named
Executive Officers by the Compensation Committee.


           United Community Banks, Inc. Board of Directors

     Jimmy C. Tallent                   Hoyt O. Holloway
     Billy M. Decker                    P. Deral Horne
     Thomas C. Gilliland                John R. Martin
     Robert L. Head, Jr.                Clarence W. Mason, Sr.
     Charles E. Hill                    W. C. Nelson, Jr.
                                        Charles E. Parks

          Compensation Committee of the Board of Directors

     Robert L. Head, Jr.                John R. Martin
     Charles E. Hill                    Clarence W. Mason, Sr.
     Hoyt O. Holloway                   W. C. Nelson, Jr.
     P. Deral Horne                     Charles E. Parks


                SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on United's Common Stock against the cumulative total return on The Nasdaq Stock Market (U.S. Companies) Index and The Nasdaq Bank Stocks Index for the period commenced on June 28, 1993, the date on which United's Common Stock was registered under the Securities Exchange Act of 1934, as amended, and ended on December 31, 1997. United's Common Stock is not publicly traded; therefore, the total shareholder return is based on stock trades known to United during the period presented.

[PERFORMANCE GRAPH GOES HERE]

                                                     Cumulative Total Return
                                     -------------------------------------------------------------
                                     6/93        12/93      12/94       12/95     12/96      12/97
                                     ----        -----      -----       -----     -----      -----
UNITED COMMUNITY BANKS INC.         100.00       118.96     186.79     300.79     396.57     569.36
NASDAQ STOCK MARKET (U.S.)          100.00       110.56     108.07     152.84     187.99     230.69
NASDAQ BANK                         100.00       106.65     106.26     158.25     208.93     352.97

          MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The United Board of Directors held four meetings during 1997. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and meetings of the committees of the Board on which they sat that were held during their tenure as directors.

     The Board of Directors does not have a standing audit or nominating committee. The compensation committee of the Board of Directors is comprised of all members of the Board who are not employees of the bank subsidiaries of United. The compensation committee makes compensation decisions for executive officers and key employees and administers the Plan.


             INFORMATION CONCERNING UNITED'S ACCOUNTANTS

     Porter Keadle Moore, LLP ("Porter Keadle") was the principal independent public accountant for United during the year ended December 31, 1997. Representatives of Porter Keadle are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that Porter Keadle will be United's accountants for the current fiscal year.

                        SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at United's 1999 annual meeting must be received by December 12, 1998, in order to be eligible for inclusion in United's Proxy
Statement and Proxy for that meeting.

           OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of United knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of United.


                                 By Order of the Board of Directors,



                                 Jimmy C. Tallent
                                 President and Chief Executive Officer

                             APPENDIX A

                 GENERAL DESCRIPTION OF THE BUSINESS

     United Community Banks, Inc. ("United") was incorporated under the laws of Georgia in 1987 and commenced operations in 1988 by acquiring 100% of the outstanding shares of Union County Bank ("UCB"). United is a registered bank holding company. All of United's activities are currently conducted by its wholly-owned subsidiaries, UCB, which was organized as a Georgia banking corporation in 1950, Carolina Community Bank, Murphy, North Carolina ("Carolina"), which United acquired in 1990, Peoples Bank, Blue Ridge, Georgia ("Peoples"), which United acquired in 1992, Towns County Bank, Hiawassee, Georgia ("Towns"), which United also acquired in 1992, White County Bank, Cleveland, Georgia ("White"), which United acquired in 1995, and First Clayton Bancshares, Inc. ("First Clayton"), which United acquired in 1997.

     UCB, Carolina, Peoples, Towns, White and First Clayton (collectively, the "Banks") are community-oriented, with an emphasis on retail banking, and offer such customary banking services as customer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts, money transfers and trust services. The Banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services. UCB also offers travel agency services for the Banks' customers.

     The Mortgage People Company ("MPC"), a division of UCB, is a full-service mortgage lending operation approved as a seller/servicer for Federal National Mortgage Association and Federal Home Mortgage Corporation. MPC was organized to provide fixed and adjustable-rate mortgages. United Family Finance Company is a traditional consumer finance company which is based in Blue Ridge, Georgia and also has been granted a license to conduct business in Hiawassee, Georgia and Murphy, North Carolina.

                    UNITED COMMMUNITY BANKS, INC.


SELECTED FINANCIAL DATA

                                      1997             1996         1995         1994         1993
                                      ----             ----         ----         ----         ----
                                                   (in thousands except per share data)

FOR THE YEAR
Net interest income                $   43,232         33,815       25,015       20,067       16,024
Provision for loan losses               2,634          1,597        1,116          998          931
Noninterest income                      6,980          5,666        4,523        3,962        3,918
Noninterest expense                    32,077         24,843       19,204       15,125       12,810
Income taxes                            4,766          4,114        2,549        2,205        1,592
Net earnings                           10,735          8,927        6,669        5,701        4,609

PER COMMON SHARE
Net earnings                             1.47           1.29         1.03         0.91         0.74
Net earnings - assuming dilution         1.46           1.26         1.01         0.89         0.72
Cash dividends declared                  0.10           0.10         0.08         0.09         0.06
Book value                              10.17           8.14         7.09         5.56         4.76

AT YEAR END
Loans                                 816,934        633,176      480,360      366,916      305,398
Earning assets                      1,049,159        824,476      659,548      458,446      399,674
Assets                              1,153,367        886,103      712,298      496,527      427,483
Deposits                              977,079        773,300      637,832      427,998      378,920
Stockholders' equity                   75,113         57,675       49,207       34,871       29,876
Common shares outstanding           7,385,105      7,084,621    6,945,081    6,274,903    6,278,900

AVERAGE BALANCES
Loans                                 737,889        551,043      423,953      332,793      270,199
Earning assets                        960,346        723,994      565,523      429,152      365,711
Assets                              1,024,730        783,509      607,877      464,767      393,541
Deposits                              894,200        695,391      538,518      408,645      351,526
Stockholders' equity                   66,333         53,472       42,110       32,463       27,539
Weighted average shares
  outstanding                       7,300,874      6,919,437    6,499,264    6,275,014    6,235,452

KEY PERFORMANCE RATIOS
Return on average assets                 1.05%          1.14%        1.10%        1.23%        1.17%
Return on average stockholders'
  equity                                16.18%         16.69%       15.84%       17.56%       16.74%
Net interest margin, taxable
  equivalent                             4.64%          4.85%        4.64%        4.93%        4.63%
Efficiency ratio                        64.43%         62.93%       65.01%       62.92%       64.24%
Dividend payout ratio                    6.51%          7.58%        8.82%        9.89%        8.11%
Average equity to average assets         6.47%          6.82%        6.93%        6.98%        7.00%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     United was incorporated under the laws of Georgia in 1987 and commenced operations in 1988 by acquiring 100% of the outstanding shares of UCB. United is a registered bank holding company. All of United's activities are currently conducted by its wholly-owned subsidiaries, UCB, which was organized as a Georgia banking corporation in 1950, Carolina, which United acquired in 1990, Peoples, which United acquired in 1992, Towns, which United also acquired in 1992, White which United acquired in 1995 and First Clayton, which United acquired in 1997.

     The following discussion focuses on significant changes in the financial condition and results of operations of United and the Banks during the three years ended December 31, 1997. The discussion and analysis is intended to supplement and highlight and should be read in conjunction with information contained in the accompanying consolidated financial statements.

Year 2000 Considerations

     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" (Y2K) issue is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit value to
00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for Y2K compliance. It is anticipated that all mainframe systems will be Y2K certified no later than the third quarter of 1998, allowing adequate time for testing during 1999. To date, confirmation has been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000.

     Management has not yet fully determined the Y2K compliance expense and related potential effect on the Company's earnings; however, direct costs are not expected to be material to the consolidated results of operations and will be expensed as incurred. Expenses in 1997 related to the Y2K issue were not material to the financial results of operations.

Restatement of Financial Statements and Management's Discussion and Analysis

     Effective September 12, 1997, United completed the acquisition of First Clayton Bancshares, Inc., the parent company of the $73 million First Clayton Bank and Trust in Clayton, Georgia. United issued 646,257 shares of its common stock and paid approximately $7,000 for fractional shares in connection with this acquisition. The acquisition was accounted for as a pooling of interests and accordingly, the consolidated financial statements and management's discussion and analysis for all periods have been restated to include the financial position and results of operations as if the combination had occurred at the beginning of the earliest period presented.

Financial Highlights

     Year Ended December 31, 1997. Net earnings totaled over $10.7 million for the year ended December 31, 1997, an increase of 20% from the $8.9 million earned in 1996. Net earnings per
common share were $1.47    for 1997 compared to $1.29 reported
for 1996, an increase of 14%. Return on average assets and return on average equity for the year ended December 31, 1997, were 1.05% and 16.18%, respectively. The 1996 return on average assets and return on average equity were 1.14% and 16.69%, respectively.

     United's balance sheet grew 30% during the year as assets ended the year at $1.2 billion. Net loans increased 30% during the year and deposits grew over 26%. The increases in both loans and deposits reflect a strong economic environment as well as market share gains from competition. Stockholders' equity increased to $75.1 million and represented 7% of year end assets.

Capital Issues

     In March 1997, United completed an offering to the public of 300,000 shares of United common stock registered under the Securities Act of 1933, pursuant to which $6.5 million in additional capital was raised after deducting certain issuance costs. United used the proceeds of the offering primarily to invest additional capital in UCB, Carolina and Towns to support the asset growth that the banks are experiencing.

     On December 31, 1996, United completed a private placement of convertible subordinated payable-in-kind debentures due December 31, 2006 (the "2006 Debentures"). The 2006 Debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in the Wall Street Journal, payable on April 1, July 1, October 1 and January 1 of each year commencing on April 1, 1997, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

     The 2006 Debentures may be redeemed, in whole or in part from time to time on or after January 1, 1998, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the 2006 Debentures not redeemed will have the right, excercisable at any time up to December 31, 2006, to convert such debenture at the principal amount thereof into shares of Common Stock of United at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

     In August 1995, United completed an offering to the public of 215,515 shares of United Common Stock registered under the Securities Act of 1933 pursuant to which $2,434,000 in additional capital was raised. United used the proceeds of the offering primarily to invest additional capital in Carolina and Towns.
The additional capital for Towns was used to support the asset growth experienced by Towns. The additional capital for Carolina was necessitated by Carolina's asset growth and the acquisition of the Franklin and Waynesville branch banking offices.

Expansions during 1997

     In addition to the purchase of First Clayton, other United subsidiaries expanded in their respective surrounding areas. Carolina created de novo branch offices in the Western North Carolina cities of Bryson City, Brevard and Cashiers. Subsequent to December 31, 1997, Carolina has applied for and has received approval to open a branch in Etowah, North Carolina. Peoples entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of a branch of another bank located in Ellijay (Gilmer County), Georgia. The Ellijay branch purchase was consummated in January of 1998.

     Effective January 30, 1998, United's subsidiary, Peoples, assumed deposits totaling $23 million and purchased certain assets totaling $4 million of a branch in Ellijay, Georgia.

Expansions prior to 1997

     Effective July 1, 1996, the Georgia bank branching laws were amended to permit subsidiary banks of Georgia bank holding companies to branch in an aggregate of three additional locations prior to July 1, 1998, after which time statewide branching will be permitted. On July 1, 1996, UCB changed its name from Union County Bank to United Community Bank and established a branch office in Dahlonega, Lumpkin County, Georgia. UCB simultaneously filed a tradename filing to permit it to conduct its operations in Union County, Georgia under the tradename Union County Bank. On September 28, 1996, UCB assumed deposits of $23.7 million and purchased assets of $33.2 million in Cornelia, Habersham County, Georgia, from a banking institution which sold off its operations in the county. In Habersham County, UCB operates under the trade name of First Bank of Habersham, and in Lumpkin County, UCB does business as United Community Bank. On July 1, 1996, Carolina opened a loan production office in Sylva, North Carolina.

     In 1995, United's subsidiary, Carolina, assumed deposits totaling $32 million and purchased certain assets totaling $12 million of three branch banks in the Western North Carolina cities of Andrews, Franklin and Waynesville.

     Effective August 31, 1995, United completed the acquisition of White County Bancshares, Inc., the parent company of the $71 million asset, White County Bank in Cleveland, Georgia. United issued 455,400 shares of its common stock in addition to a previously issued exchangeable payable in kind debenture for all of the issued and outstanding shares of White. This transaction was accounted for as a purchase.

Net Interest Income

     Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the single largest component of United's operating income. United actively manages this income source to provide the largest possible amount of income while balancing interest rate, credit, and liquidity risks.

     Net interest income, on a taxable equivalent basis, was $44.6 million in 1997, compared to $35.1 million in 1996 and $26.2 million in 1995. The 27% increase in 1997 was primarily the result of increased volume of net earning assets.

     Interest income increased over 32% in 1997 and 27% in 1996. The increase in 1997 was again primarily a result of an increase in interest and fees on loans of over $18.6 million. Interest on investment securities and other earning assets increased $3.3 million or 29%.

     Average earning assets in 1997 increased 33% when compared to 1996 due to increases in average loans of $186.8 million and average investment securities of $41.0 million. An increase in average earning assets of 28% was experienced in 1996 over 1995 primarily due to increases in average loans of $127.1 million. Table 1 represents net interest income, yields and rates on a taxable-equivalent basis and average balances for the years 1997, 1996 and 1995.

Table 1   -    Consolidated Average Balances, Interest and Rates
               Taxable Equivalent Basis
               (dollars in thousands)

                                                                   Years Ended December 31,
                                                                   ------------------------
                                            1997                              1996                         1995
                              -----------------------------      ---------------------------   -------------------------
                              Average                 Yield/     Average              Yield/   Average            Yield/
                              Balance     Interest     Rate      Balance    Interest   Rate    Balance   Interest   Rate
                              -------     --------    ------     -------    --------  ------   -------   -------- ------
ASSETS
Interest earning assets:
     Federal funds sold      $   29,741      1,642      5.52%     20,303      1,096    5.40%    20,903     1,315   6.29%
     Interest bearing
          deposits with
          other banks                --         --        --         918        102   11.11%       286         4   1.40%
     Investment securities:
          Taxable               148,390      9,097      6.13%    115,480      6,735    5.83%    87,378     5,354   6.13%
          Tax-exempt             44,326      3,514      7.93%     36,250      3,022    8.34%    33,003     2,894   8.77%
                             ----------     ------               -------     ------            -------    ------
     Total investment
        securities              192,716     12,611      6.54%    151,730      9,757    6.43%   120,381     8,248   6.85%
                             ----------     ------               -------     ------            -------     -----
     Loans:
          Taxable               733,655     76,452     10.42%    544,247     57,495   10.56%   418,015    44,196  10.57%
          Tax-exempt              4,234        408      9.64%      6,796        732   10.77%     5,938       653  11.00%
                             ----------     ------               -------     ------            -------    ------
          Total loans           737,889     76,860     10.42%    551,043     58,227   10.57%   423,953    44,849  10.58%
                             ----------     ------               -------     ------            -------    ------
Total interest earning
   assets                       960,346     91,113      9.49%    723,994     69,182    9.56%   565,523    54,416   9.62%
Allowance for loan losses        (9,304)                          (7,530)                       (5,678)
Cash and due from banks          28,542                           21,396                        17,374
Premises and equipment           23,194                           18,097                        15,032
Other assets                     21,952                           27,552                        15,626
                             ----------                          -------                       -------
     Total assets            $1,024,730                          783,509                       607,877
                             ==========                          =======                       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
     Deposits:
          Demand             $  176,054      6,712      3.81%    169,811      5,445    3.21%   104,403     3,833   3.67%
          Savings                43,286      1,190      2.75%     41,834      1,147    2.74%    35,236     1,100   3.12%
          Time                  579,398     34,966      6.03%    410,656     25,569    6.23%   345,144    21,396   6.20%
     Federal funds purchased      3,229        184      5.70%        947         51    5.39%       975        56   5.74%
     FHLB advances               39,615      2,382      6.01%     17,237        981    5.69%    11,889       899   7.56%
     Notes payable               10,803        810      7.50%     10,291        808    7.85%     9,537       820   8.60%
     Convertible subordinated
          debentures              3,500        304      8.69%      1,000         90    9.00%     1,000        90   9.00%
                             ----------     ------               -------     ------            -------    ------
     Total interest bearing
       liabilities              855,885     46,548      5.44%    651,776     34,091    5.23%   508,184    28,194   5.55%
                             ----------     ------               -------     ------            -------    ------
Noninterest bearing demand
     deposits                    95,462                           73,090                        53,735
Other liabilities                 7,050                            5,171                         3,848
Stockholders' equity             66,333                           53,472                        42,110
                             ----------                          -------                       -------
Total liabilities and
   stockholders' equity      $1,024,730                          783,509                       607,877
                             ==========                          =======                       =======
Net interest income                         44,565                           35,091                       26,222
                                            ------                           ------                       ------
Net interest spread                                     4.05%                          4.33%                       4.07%
                                                        ====                           ====                        ====
Net interest margin                                     4.64%                          4.85%                       4.64%
                                                        ====                           ====                        ====
Taxable equivalent
  adjustments:
     Loans                                     138                              249                          223
     Investment securities                   1,195                            1,027                          984
                                            ------                           ------                       ------
     Total taxable
        equivalent
        adjustments                          1,333                            1,276                        1,207
                                            ------                           ------                       ------
Net interest income                        $43,232                           33,815                       25,015
                                           =======                           ======                       ======

Consolidated Average Balances, Interest and Rates

     The banking industry uses two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

     The net interest spread was 4.05% in 1997, 4.33% in 1996 and 4.07% in 1995, while the net interest margin was 4.64% in 1997, 4.85% in 1996 and 4.64% in 1995. The decrease in the margin and spread are primarily due to a decrease in core deposits relative to total funding sources. Core deposits represent approximately 33% of total deposits in 1997, a decrease from 39% in 1996. Table 2 shows the change in net interest income for the past two years due to changes in volumes and rate.

Table 2   -    Rate/Volume Variance Analysis
               Taxable Equivalent Basis
               (dollars in thousands)

                                             1997 Compared to 1996                       1996 Compared to 1995
                                     Increase (decrease) due to changes in       Increase (decrease) due to changes in
                                     -------------------------------------       -------------------------------------
                                                       Yield/        Net                       Yield/        Net
                                         Volume         Rate       Change         Volume        Rate       Change
                                         ------        ------      ------         ------       ------      ------
     Interest earned on:
     Federal funds sold                  $   511           35         546        $   (32)       (186)        (218)
     Interest bearing deposits
     with other banks                       (101)          --        (101)            70          28           98
     Investment securities:
          Taxable                          1,935          427       2,362          1,639        (257)       1,382
          Tax-exempt                         687         (195)        492            271        (143)         128

     Loans:
          Taxable                         19,998       (1,041)     18,957         13,335         (36)      13,299
          Tax-exempt                        (272)         (52)       (324)            92         (13)          79
                                         -------       ------      ------         ------        ----       ------

          Total interest income           22,758         (826)     21,932         15,375        (607)      14,768
                                         -------       ------      ------         ------        ----       ------

Interest paid on:
     Deposits:
          Demand                             275          992       1,267          2,097        (485)       1,612
          Savings                             39            4          43            181        (134)          47
          Time                            10,605       (1,208)      9,397          4,079          94        4,173
     Federal funds purchased                 123           10         133             (2)         (3)          (5)
     FHLB advances                         1,280          121       1,401            304        (222)          82
     Notes payable                           130         (128)          2             59         (71)         (12)
     Convertible subordinated debentures     225          (11)        214             --          --           --
                                         -------       ------      ------        -------        ----       ------

               Total interest expense     12,677         (220)     12,457          6,718        (821)       5,897
                                         -------       ------      ------        -------        ----       ------

          Net interest income            $10,081         (606)      9,475          8,657         214        8,871
                                         =======       ======      ======        =======        ====       ======

Noninterest Income

     Noninterest income consists primarily of revenues generated from service charges and fees on deposit accounts, mortgage loan and related fees and profits earned through sales of credit life insurance. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income for 1997 increased 23% or $1.3 million, with $439 thousand of the increase due to an increase in gains recognized on sales of investment securities during 1997 and a $515 thousand increase in service charges on demand deposits. Noninterest income for 1996 increased 25% or $1.1 million, more than $823 thousand of which was contributed as a result of an increase in service charges on demand deposits.

     The growth in non-interest income was the result of United's continuing efforts to build stable sources of fee income, which includes services charges on deposits and mortgage loan and related fees. This growth is being accomplished through the building of customer market share and expansion of United's locations.

     The primary contributor to non-interest income growth in both 1997 and 1996 was the continued growth in service charges on deposits. Fee income from service charges on deposit accounts increased over 17% in 1997 following a 38% increase in 1996. The growth in the number of accounts due to the branch expansions into new markets was the primary contributor to the increased levels of income for both years.

     Net gains on sales of investment securities in 1997 increased $439 thousand from 1996 levels as management liquidated more investment securities to meet loan demand.

     Mortgage loan and related fee income decreased 26% or $409 thousand during 1997 as compared to 1996 as the volume of loans originated and serviced decreased significantly from prior years.

Noninterest Expense

     Noninterest expenses for 1997 increased 29% following an increase of 29% in 1996. The increase was primarily due to the start up costs in new markets. Salaries and employee benefits increased 32% in 1997 compared to 1996 due to employee additions resulting from the branch expansions together with the increases required to maintain continued growth.

     Occupancy expense increased over $1.2 million or 32% in 1997 following a 21% increase in 1996. The increase for both years is due to the new physical locations associated with the new branches.

     Other non-interest expenses, including advertising and stationery and supplies, increased $1.8 million or 22% compared to a 37% increase in 1996. Increases in both years are generally associated with expansion into new markets by branching. Management continues to emphasize the importance of expense management and productivity throughout United in order to further decrease the cost of providing expanded banking services to a growing market base.

Investment Securities

     The composition of the investment securities portfolio reflects United's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

     During 1997, gross investment securities sales were $32.1 million as compared to $18.1 million during 1996. Maturities and paydowns were $40.5 and $54.6 million, representing 21% and 36%, respectively, of the average total portfolio for the year. Net gains associated with the sales were approximately $426 thousand during 1997 with net losses of $13 thousand during 1996, accounting for less than 10% of non-interest income. Gross unrealized gains in the total portfolio amounted to approximately $2.8 million at December 31, 1997, and gross unrealized losses amounted to approximately $189 thousand.

     Total average investment securities, including those available for sale, increased 27% during 1997.
  Average investment securities during 1996 increased 26% from the 1995 average levels.

     Table 3 reflects the carrying amount of the investment securities portfolio for the past three years.

Table 3 - Carrying Value of Investments
(dollars in thousands)

                                                                December 31,
                                                -------------------------------------------
                                                1997                1996               1995
                                                ----                ----               ----
Securities held to maturity:
     U.S. Treasuries                          $    500              2,368              7,124
     U.S. Government agencies                   22,361             34,804             42,488
     State and political subdivisions           42,330             33,036             28,055
     Mortgage backed securities                  4,368              7,118              7,937
                                              --------            -------            -------
                                                69,559             77,326             85,604
                                              --------            -------            -------
Securities available for sale:
     U.S. Treasuries                            46,945             12,841             25,776
     U.S. Government agencies                   45,552             38,953             30,634
     State and political subdivisions           11,860              6,833              6,595
     Mortgage backed securities                 33,347             18,635              4,290
     Other                                       6,190              4,002              2,855
                                              --------            -------            -------
                                               143,894             81,264             70,150
                                              --------            -------            -------
     Total                                    $213,453            158,590            155,754
                                              ========            =======            =======

Carrying Value of Investments

     The December 31, 1997, market value of securities held to maturity, as a percentage of amortized cost was 102%, up from 100% at December 31, 1996. The market value of the portfolio of securities held to maturity will change as interest rates change and such unrealized gains or losses will not flow through the financial statements unless the related securities are called at prices which differ from the carrying value at the time of call.

     United utilizes its investment portfolio to offset some of the natural mismatch of interest rate risk inherent in the loan and deposit portfolios. United experienced strong loan demand at all the Banks so there was little need for investments solely to augment income or utilize uninvested deposits.

     United's investment portfolio consists of U.S. Government and agency securities, municipal securities, various equity securities and Government agency sponsored mortgage-backed securities. A mortgage-backed security relies on the underlying mortgage pools of loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because these borrowers may have the right to prepay obligations with or without prepayment penalties. Decreases in interest rates will generally cause prepayments to accelerate. In a declining interest rate environment, United may not be able to reinvest the proceeds from these prepayments in assets which have comparable yields. However, because the majority of the mortgage-backed securities have adjustable rates, the negative effects of changes in interest rates on earnings and the carrying values of these securities are mitigated. At December 31, 1997, United had 18% of its total investment portfolio in mortgage-backed pass-through securities, all of which are issued or backed by Federal agencies. At December 31, 1997, United did not have securities of any issuer in excess of 10% of equity.


Loans

     During 1997, average net loans increased $186.8 million, or 34% and represented 77% of average interest earning assets and 72% of average total assets. This growth generally occurred proportionally among the various loan categories and can be attributed to additional products and services marketed to existing customers and business development efforts which resulted in market share gains from competitors.



     The level of loans, when compared to the level of deposits, has been relatively strong over the last three years. The average loan to deposit ratio was 83%, 79% and 79% in 1997, 1996 and 1995, respectively.

     Table 4 breaks down the composition of the loan portfolio for each of the past five years while Table 5 shows the amount of loans outstanding for selected categories as of December 31, 1997, with maturities based on the remaining scheduled repayments of principal.

Table 4 - Loan Portfolio
(dollars in thousands)

                                                              December 31,
                        1997                 1996                 1995                  1994                   1993
                  ------------------   -----------------     -----------------     -----------------     ------------------
                            Percent               Percent              Percent               Percent               Percent
                  Amount    of Total   Amount    of Total    Amount    of Total    Amount    of Total    Amount    of Total
                  ------    --------   ------    --------    ------    --------    ------    --------    ------    --------
Commercial,
  financial
  and agri-
  cultural      $105,462      12.8%   100,538      15.8%      64,727     13.6%      65,521      18.5%     49,192    16.9%
Real estate -
  construction    78,699       9.6%    51,425       8.1%      30,065      6.3%      20,274       5.7%     22,104     7.6%
Real estate -
  mortgage       523,629      63.6%   380,681      60.0%     294,724     62.1%     203,270      57.3%    163,940    56.2%
Consumer         115,534      14.0%   101,930      16.1%      85,341     18.0%      65,456      18.5%     56,551    19.3%
                 -------     -----    -------     -----      -------    -----      -------     -----     -------    -----
    Total
     loans       823,324     100.0%   634,574     100.0%     474,857    100.0%     354,521     100.0%    291,787    100.0%

Less: Allowance
  for loan
  losses          10,352                8,125                  6,884                 4,230                 3,464
                --------              -------                -------               -------               -------
                $812,972              626,449                467,973               350,291               288,323
                ========              =======                =======               =======               =======

     Table 5 - Loan Portfolio Maturity
     (dollars in thousands)

                                                                                  Rate Structure for Loans
                                          Maturity                                 Maturing Over One Year
                    ----------------------------------------------------       ------------------------------
                                    Over One Year                                                 Floating or
                    One Year          Through       Over Five                  Predetermined       Adjustable
                    or Less          Five Years       Years        Total       Interest Rate          Rate
                    --------        -------------   ---------      -----       --------------     -----------
Commercial,
  financial
  and agri-
  cultural          $ 62,826           34,486         8,150       105,462          26,861           15,775
Real estate -
  construction        70,226            3,773         4,700        78,699             494            7,979
                    --------           ------        ------       -------          ------           ------
                    $133,052           38,259        12,850       184,161          27,355           23,754
                    ========           ======        ======       =======          ======           ======

Provision and Allowance for Loan Losses

     United manages asset quality and controls risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. United's loan administration function is charged with monitoring asset quality, establishing credit policies and procedures, and enforcing the consistent application of these policies and procedures across United.

     The provision for loan losses is the annual cost of providing an adequate allowance for anticipated potential future losses on loans. The amount each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and economic factors and trends.

     Reviews of non-performing, past due loans and larger credits, designed to identify potential charges to the allowance for loan losses, as well as determine the adequacy of the allowance, are made on a regular basis during the year. These reviews are made by the responsible lending officers, as well as a separate credit administration department, and consider such factors as the financial strength of borrowers, the value of the applicable collateral, past loan loss experience, anticipated loan losses, growth in the loan portfolio, and other factors, including prevailing and anticipated economic conditions.

     Whenever a loan, or portion thereof, is considered by management to be uncollectible, it is charged against the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     The provision for loan losses increased 65% in 1997 compared to 1996 and increased 43% in 1996 compared to 1995. The allowance for loan losses as a percentage of total loans remained stable at 1.26% at December 31, 1997 compared to 1.28% at December 31, 1996. The increase in the provision for loan losses is a result of the large increase in loans outstanding during 1997.

     Net loan charge-offs for 1997 increased 14% compared to 1996, although the average balance of loans increased 34%. United does not currently allocate the allowance for loan losses to the various loan categories. Net charge-offs during 1998 are expected to approximate those experienced during 1997.

     Table 6 sets forth information with respect to United's allowance for loan losses for each of the last five years.

Table 6 - Analysis of the Allowance for Loan Losses
(dollars in thousands)
                                                                           Years Ended December 31,
                                                                           ------------------------
                                                        1997           1996         1995          1994           1993
                                                        ----           ----         ----          ----           ----
Allowance for loan losses at beginning of year        $ 8,125         6,884        4,231          3,465          2,776
Charge-offs:
     Commercial, financial and agricultural                73           329          148             27              6
     Real estate - construction                            --            --           24             --             --
     Real estate - mortgage                                99            13          337             49             54
     Consumer                                             625           353          192            262            286
                                                      -------         -----        -----          -----         ------
          Total charge-offs                               797           695          701            338            346
                                                      -------         -----        -----          -----         ------
Recoveries:
     Commercial, financial and agricultural               22            251          157              6              1
     Real estate - construction                           --             --           --             --             --
     Real estate - mortgage                              224             39          188              1             28
     Consumer                                            144             49           80             99             75
                                                      ------          -----        -----          -----          -----
          Total recoveries                               390            339          425            106            104
                                                      ------          -----        -----          -----          -----
          Net charge-offs                                407            356          276            232            242
                                                      ------          -----        -----          -----          -----
Provisions charged to earnings                         2,634          1,597        1,116            998            931
Allowance for loan losses acquired from White             --             --        1,813             --             --
                                                      ------          -----        -----          -----          -----
Balance at end of year                               $10,352          8,125        6,884          4,231          3,465
                                                      ======          =====        =====          =====          =====
Ratio of net charge-offs to average loans
outstanding during the period                           0.06%          0.06%        0.07%          0.07%          0.09%

Asset Quality

     Non-performing assets, comprised of nonaccrual loans, other real estate owned and loans for which payments are more than 90 days past due totaled $1.4 million compared to $1.7 million at year end 1996.

     It is the general policy of the Banks to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on nonaccrual status and any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest. Loans made by the Banks to facilitate the sale of other real estate are made on terms comparable to loans of similar risk. An adequate investment by the buyer is required prior to the removal of other real estate from non-performing assets.

     There were no commitments to lend additional funds on nonaccrual loans at December 31, 1997. Table 7 summarizes
United's non-performing assets for each of the last five years.

Table 7 - Risk Elements
(dollars in thousands)
                                                                 December 31,
                                                                 ------------
                                      1997            1996           1995          1994         1993
                                      ----            ----           ----          ----         ----
Loans on nonaccrual                  $  515            984           2,017          569          585
Loans 90 days past due                  536            487             291          102          219
Other real estate                       386            210              65           --           --
                                     ------          -----           -----        -----        -----
Total non-performing assets          $1,437          1,681           2,373          671          804
                                     ======          =====           =====        =====        =====
Total non-performing loans as a
     percentage of loans               0.13%          0.23%           0.49%        0.19%        0.28%
Loans 90 days past due as a
     percentage of loans               0.07%          0.08%           0.06%        0.03%        0.08%

Risk Elements

     There may be additional loans within United's portfolio that may become classified as conditions dictate; however, management was not aware of any such loans that are material in amount at December 31, 1997. At December 31, 1997, management was unaware of any known trends, events or uncertainties that will have, or that are reasonably likely to have a material effect on United's liquidity, capital resources or operations.

Deposits

     All major categories of average interest bearing deposits increased during 1997. The largest dollar increase in average interest bearing deposits was in the time deposit category, rising over $168.7 million or 41% during 1997 as compared to 1996 followed by the increase in average interest bearing demand deposits of $6.2 million or 4%. Average non-interest bearing demand deposits increased $22.4 million or 31% after increasing 36% during 1996. The increases were primarily a result of internally generated growth, as well as the previously discussed expansions. Savings deposits, interest bearing demand deposits and non-interest bearing demand deposits comprised 35% of total average deposits during 1997. For 1996, these lower cost deposits comprised 41% of total average deposits. The maturities of time deposits of $100,000 or more issued by the Banks at December 31, 1997, are summarized in the following table:

Table 8 - Maturities of Time Deposits Over $100,000
(dollars in thousands)
     Three months or less                               $ 49,895
     Over three months through six months                 41,867
     Over six months through twelve months                36,577
     Over twelve months                                   28,464
                                                        --------
                                                        $156,803
                                                        ========

     At December 31, 1997, five of the Banks were shareholders in the Federal Home Loan Bank of Atlanta. Through this affiliation, advances totaling $43.3 million were outstanding at rates competitive with time deposits of like maturities. United anticipates continued utilization of this short and long term source of funds to minimize interest rate risk and provide competitive, long-term fixed rate loans to its customers.

Interest Rate Sensitivity Management

     The absolute level and volatility of interest rates can have a significant impact on United's profitability. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve United's overall financial goals. Based on economic conditions, asset quality and various other considerations, management establishes tolerance ranges for interest rate sensitivity and manages within these ranges.

     During 1997 and 1996, United used derivative financial instruments to a limited extent in its interest rate risk management. Interest rate swap contracts with an aggregate notional amount of $35 million extending through various dates in 1998 and 1999 were executed to effectively convert certain fixed rate liabilities to variable rates. From October 1, 1996, through December 1997, United converted the effective interest rate of certain deposit liabilities from 7.25% to 6.46% with the execution of the swap agreements. Additionally, United entered into an interest rate floor contract for the notional amount of $50 million extending through January 1998. For a one time premium upon the execution of the contract, the floor agreement reduces United's interest rate risk in the event of rate declines below a predetermined level. Notional amounts of the swap and floor contracts only represent the basis for exchange of the cash flows and do not represent credit risk. Credit risk is limited to the positive market value of the derivative at a given date. United anticipates continued use of derivative interest rate contracts when appropriate in its asset-liability rate management.

     United uses income simulation modeling as the primary tool in measuring interest rate risk and managing interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, but also such other potential causes of variability as earning asset volume, mix, yield curve relationships, customer preferences and general market conditions.

     Interest rate sensitivity is a function of the repricing characteristics of United's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in United's current portfolio that are subject to repricing at various time horizons: immediate, one to three months, four to twelve months, one to five years, over five years, and on a cumulative basis. The differences are known as interest sensitivity gaps. Table 9 shows interest sensitivity gaps for these different intervals as of December 31, 1997.

Table 9 - Interest Rate Sensitivity Analysis
(dollars in thousands)
                                                                        December 31, 1997
                                                                        -----------------
                                                            One          Four        One       Over Five
                                                          Through      Through     Through     Years and
                                                           Three        Twelve      Five        Non-Rate
                                           Immediate       Months       Months      Years      Sensitive        Total
                                           ---------      -------      -------     ------      ----------       -----
Interest earning assets:
     Federal funds sold                    $  8,420            --           --          --           --          8,420
     Investment securities                       --         6,464       21,334     115,965       69,690        213,453
     Mortgage loans held for sale                --         3,962           --          --           --          3,962
     Loans                                       --       355,427      309,540     135,157       23,200        823,324
                                           --------       -------      -------     -------      -------      ---------
          Total interest earning assets       8,420       365,853      330,874     251,122       92,890      1,049,159
                                           --------       -------      -------     -------      -------      ---------
Interest bearing liabilities:
     Deposits:
     Demand                                      --       189,280           --          --           --        189,280
     Savings                                     --            --       45,280          --           --         45,280
     Time                                        --       191,524      321,404     120,381           --        633,309
     FHLB advances                           31,736            72        2,386       7,855        1,272         43,321
     Notes payable                           12,722           352          995          --           --         14,069
     Convertible subordinate debentures          --            --           --          --        3,500          3,500
                                           --------       -------      -------     -------      -------      ---------
          Total interest bearing
            liabilities                      44,458       381,228      370,065     128,236        4,772        928,759
                                           --------       -------      -------     -------      -------      ---------
Noninterest bearing sources of funds - net       --            --           --          --      109,210        109,210
                                           --------       -------      -------     -------      -------      ---------
Interest sensitivity gap                    (36,038)      (15,375)     (39,191)    122,886      (21,092)        11,190
                                           --------       -------      -------     -------      -------      ---------
Cumulative interest sensitivity gap        $(36,038)      (51,413)     (90,604)     32,282       11,190             --
                                           ========       =======      =======     =======      =======      =========

     As seen in the preceding table, for the first 365 days 86% of earning liabilities funding sources will reprice compared to 67% of all interest earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to United's prime lending rate are different from those of short-term funding sources such as certificates of deposit.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest rate sensitivity analysis report. These prepayments may have significant effects on United's net interest margin. Because of these factors an interest sensitivity gap report may not provide a complete assessment of United's exposure to changes in interest rates.

     Table 9 indicates United is in a liability sensitive or negative gap position at twelve months. This liability sensitive position would generally indicate that United's net interest income would decrease should interest rates rise and would increase should interest rates fall. Due to the factors cited previously, current simulation results indicate only minimal sensitivity to parallel shifts in interest rates. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin. Also see "Quantitative and Qualitative Disclosures about Market Risk" included elsewhere herein.

     Table 10 represents the expected maturity of the total investment securities by maturity date and average yields based on amortized cost (for all obligations on a fully taxable basis assuming a 34% tax rate) at December 31, 1997. It should be noted that the composition and maturity/repricing distribution of the investment portfolio is subject to change depending on rate sensitivity, capital needs, and liquidity needs.

Table 10 - Expected Maturity of Investment Securities
(dollars in thousands)



                                            After One But        After Five But
                        Within One Year     Within Five Years    Within Ten Years   After Ten Years
                        ----------------    -----------------    ----------------   ---------------
                        Amount     Yield    Amount     Yield     Amount    Yield    Amount    Yield     Totals
                        ------     -----    ------     -----     ------    -----    ------    -----     -------
Securities held to
   maturity:

U.S. Treasury
   securities          $   500     7.12%        --       --          --      --         --      --          500
U.S. Government
   Agencies             17,817     5.57%     4,544     6.11%         --      --         --      --       22,361
State and political
     subdivisions        1,739     8.20%    17,132     7.37%     18,819    7.56%     4,640    8.11%      42,330
Mortgage backed
   securities              621     5.11%     1,721     6.65%        860    6.16%     1,166    7.89%       4,368
                       -------     ----     ------     ----      ------    ----      -----    ----       ------
                        20,677     5.81%    23,397     7.07%     19,679    7.50%     5,806    8.07%      69,559
                       -------     ----     ------     ----      ------    ----      -----    ----       ------
Securities available
   for sale:
U.S. Treasury
   securities            2,242     6.09%    42,573     6.20%      1,489    6.05%        --      --       46,304
U.S. Government
   agencies              8,150     5.77%    33,269     6.31%      3,898    6.17%        --      --       45,317
State and political
     subdivisions        2,569     9.03%     3,019     8.21%      4,103    7.02%     1,984    7.26%      11,675
Mortgage backed
   securities            2,499     6.93%    15,062     6.46%      7,416    6.24%     7,993    6.48%      32,970
Other                       --       --         --       --          --      --      6,256    5.18%       6,256
                       -------     ----     ------     ----      ------    ----      -----    ----       ------
                        15,460     6.55%    93,923     6.35%     16,906    6.40%    16,233    6.07%     142,522
                       -------     ----     ------     ----      ------    ----      -----    ----       ------
Total                  $36,137     6.13%   117,320     6.49%     36,585    6.99%    22,039    6.60%     212,081
                       =======     ====    =======     ====      ======    ====     ======    ====      =======

Liquidity Management

     The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of United and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of United to maintain a high level of liquidity in all economic environments. Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining United's ability to meet the day to day cash flow requirements of the Banks' customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, United would not be able to perform the primary functions of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

     The primary function of asset and liability management is not only to assure adequate liquidity in order for United to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can also meet the investment requirements of its shareholders. Daily monitoring of the sources and use of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and, to a lesser extent, sales of securities. Installment loan payments are becoming an increasingly important source of liquidity for United as this portfolio continues to grow. Mortgage loans held for sale totaled just over $3.9 million at December 31, 1997, and typically turn over every 45 days. Real estate-construction and commercial, financial and agricultural loans that mature in one year or less amounted to $133 million or 16% of the total loan portfolio at December 31, 1997. Investment securities maturing in the same time frame totaled $36 million or 17% of the total investment securities portfolio at year end 1997. Other short-term investments such as federal funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding.

     The liability portion of the balance sheet provides liquidity through various customers' interest bearing and non-interest bearing deposit accounts. Federal funds purchased and securities sold under agreements to repurchase are additional sources of liquidity and basically represent United's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs.

     As disclosed in United's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $14.0 million during 1997. The major sources of cash provided by operating activities are net income and changes in other assets and other liabilities. Net cash used in investing activities of $252.2 million consisted primarily of a net increase in loans of $189.1 million and securities purchased of $125.9 million funded largely by sales, maturities and paydowns of investment securities of $72.6 million. These changes resulted from management's continued efforts to reinvest new funds in higher-yielding loans rather than investment securities. Net cash provided by financing activities provided the remainder of funding sources for 1997. The $254.4 million of net cash provided by financing activities consisted primarily of a $203.8 million net increase in deposits coupled with a net increase in Federal Home Loan Bank advances of $8.2 million and federal funds purchases of $33.0 million at year end.

     Management considers United's liquidity position at December 31, 1997, to be sufficient to meet its foreseeable cash flow requirements. Reference should be made to the Consolidated Statements of Cash Flows appearing in the Consolidated Financial Statements for a three-year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

Capital Resources and Dividends

     Stockholders' equity at December 31, 1997, increased 30% from December 31, 1996. Net earnings after dividends for 1997 provided $10.0 million of the increase in stockholders' equity while an offering of 300,000 shares of common stock offering added $6.5 million.

     Dividends of $699 thousand or $.10 per share were declared on the Common Stock in 1997 and 1996. United has historically retained the majority of its earnings in order to keep pace with the rate at which assets have grown.

     Average stockholders' equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average assets for 1997 and 1996 was 6.47% and 6.82%, respectively. United's asset growth has continued to exceed the rate at which capital has been retained. Table 11 summarizes these and other key ratios for United for each of the last three years.

Table 11 - Equity Ratios
                                              Years Ended December 31,
                                              ------------------------

                                    1997                1996              1995
                                    ----                ----              ----

Return on average assets             1.05%               1.14%           1.10%
Return on average equity            16.18%              16.69%          15.84%
Dividend payout ratio                6.51%               7.58%           8.82%
Average equity to average assets     6.47%               6.82%           6.93%

     The Board of Governors of the Federal Reserve System has issued guidelines for the implementation of risk-based capital requirements by U.S. banks and bank holding companies. These risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off balance sheet. Under the guidelines, capital strength is measured in two tiers which are used in conjunction with risk adjusted assets to determine the risk based capital ratios. The guidelines require an 8% total risk-based capital ratio, of which 4% must be Tier I capital.

     United's Tier I capital, which consists of stockholders' equity less goodwill and deposit-based intangibles, amounted to $68.2 million at December 31, 1997. Tier II capital components include supplemental capital components such as a qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus Tier II capital components is referred to as Total Risk-based Capital and was $81.6 million at December 31, 1997. The percentage ratios, as calculated under the guidelines, were 8.59% and 10.28% for Tier I and Total Risk-based Capital, respectively, at December 31, 1997.

     A minimum leverage ratio is required in addition to the risk-based capital standards and is defined as period end stockholders' equity adjusted for goodwill and deposit-based intangibles divided by average assets adjusted for goodwill and deposit-based intangibles. Although a minimum leverage ratio of 4% is required for the highest-rated bank holding companies which are not undertaking significant expansion programs, the Federal Reserve Board requires a bank holding company to maintain a leverage ratio greater than 4% if it is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve Board. The Federal Reserve Board uses the leverage ratio in tandem with the risk-based capital ratios to assess capital adequacy of banks and bank holding companies. United's leverage ratios at December 31, 1997 and 1996 were 5.76% and 5.98%, respectively.

     Further analysis regarding the actual and required capital ratios of United and the Banks is provided in note 12 to the consolidated financial statements.

     All three of the capital ratios of United and each bank currently exceed the minimum ratios required in 1997 as defined by federal regulators. United monitors these ratios to ensure that the company and the bank subsidiaries remain within regulatory guidelines. Increased regulatory activity in the financial industry as a whole will continue to impact the structure of the industry; however, management does not anticipate any negative impact on the capital resources or operations of United.

Income Tax Expense

     Income tax expense increased 16% in 1997 as compared to 1996 and 61% in 1996 as compared to 1995. The effective tax rate as a percentage of pretax income was 31% in 1997 and 32% in 1996. These tax rates are lower than the statutory Federal tax rate of 34% primarily due to interest income on tax exempt loans and securities. See United's consolidated financial statements for an analysis of income taxes.

     Impact of Inflation and Changing Prices. A bank's asset and liability structure is substantially different from that of an industrial company in that primarily all assets and liabilities of a bank are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories.
Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio.

     United's management believes the impact of inflation on financial results depends on United's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. United has an asset/liability management program which attempts to manage United's interest rate sensitivity position. In addition, periodic reviews of banking services and products are conducted to adjust pricing in view of current and expected costs. Cost cutting and cost controlling measures have been implemented, including the constant search for technological advancements in order to improve efficiency and productivity.


     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     United's net interest income, and the fair value of its financial instruments, are primarily influenced by changes in the level of interest rates. United manages its exposure to fluctuations in interest rates through policies established by its Asset/Liability Management Committee (the "ALCO"). The ALCO meets regularly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of United and the Banks.

     Management utilizes an interest rate simulation model to estimate the sensitivity of United's net interest income to changes in interest rates. Such estimates are based upon a number of assumptions for each scenario, including the level of balance sheet growth, interest-bearing accounts repricing characteristics and the rate of prepayments.

     The estimated impact on United's net interest income sensitivity over a one-year time horizon is shown below. Such analysis assumes an immediate and sustained parallel shift in interest rates, no balance sheet growth and United's estimate of how interest-bearing transaction accounts will reprice in each scenario.

                                        Principal/Notional         Percentage Increase (Decrease) in
                                        Amounts of Earning           Interest Income/Expense Given
                                     Assets, Interest Bearing          Immediate and Sustained
                                           Liabilities               Parallel Interest Rate Shifts
                                           and Swaps at              Down 100              Up 100
                                         December 31, 1997         Basis Points         Basis Points
                                         -----------------         ------------         ------------
                                                           (in thousands)
Assets which reprice in:
     One year or less                          705,147
     Over one year                             344,012
                                            ----------
                                            $1,049,159               (4.79%)               4.72%
                                            ----------
Liabilities which reprice in:
     One year or less                          795,751
     Over one year                             133,008
                                            ----------
                                            $  928,759               (7.36%)               7.23%
                                            ----------
     Non-trading swaps                          35,000              102.42%             (102.42%)
                                            ----------
     Net interest income sensitivity                                 (1.51%)               1.52%

     The ALCO policy, with which United complies, is based on the same assumptions as the above table and provides that a 100 basis point increase or decrease in interest rates should not reduce net interest income by more than five percent (5%). Certain financial instruments have been excluded from the above analysis because of the no-growth assumption, including letters of credit and the commitments to extend credit.

     United enters into various interest rate contracts to manage United's interest rate sensitivity. Such contracts generally have a fixed notional principal amount and include interest rate swaps where a company typically receives or pays a fixed rate and a counterparty pays or receives a floating rate based on a specific index, generally prime rate or London Interbank Offered Rate ("LIBOR") and interest rate floors purchased where the Company receives interest if the specific index falls below the floor rate. The interest rate risk factor in these contracts is considered in the overall interest management strategy of United's interest risk management program. The income or expense associated with these interest rate derivatives is ultimately reflected as adjustments to interest income or expense. Changes in the estimated fair value of interest rate protection contracts are not reflected in the financial statements until realized.

                      MARKET AND DIVIDEND DATA


     Stock. There is no established public trading market for United's Common Stock. At December 31, 1997, there were 2,534 holders of record of Common Stock.

     Dividends. United paid cash dividends of $.10 per share of Common Stock to shareholders of record in 1997 and 1996. United intends to pay cash dividends on a quarterly basis. However, the amount and frequency of dividends will be determined by United's Board of Directors in light of the earnings, capital requirements and the financial condition of United, and no assurance can be given that dividends will be paid in the future.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

                  Consolidated Financial Statements

                  December 31, 1997, 1996 and 1995

           (with Independent Accountants' Report thereon)

                   [PORTER KEADLE MOORE, LLP LOGO]

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors and Stockholders
United Community Banks, Inc.
Blairsville, Georgia

We have audited the consolidated balance sheets of United Community Banks, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


     \s\ PORTER KEADLE MOORE, LLP




Atlanta, Georgia
March 6, 1998

                                     UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                                              Consolidated Balance Sheets
                                              December 31, 1997 and 1996
                                                        Assets

                                                                                      1997                1996
                                                                                      ----                ----
                                                                                           (In Thousands)
Cash and due from banks, including reserve requirements
     of $11,000 and $6,234                                                         $   60,414             28,085
Federal funds sold                                                                      8,420             24,585
                                                                                   ----------             ------

                    Cash and cash equivalents                                          68,834             52,670
                                                                                   ----------             ------
Securities held to maturity (estimated fair value of $70,845 and $77,625)              69,559             77,326
Securities available for sale                                                         143,894             81,264
Mortgage loans held for sale                                                            3,962              6,727

Loans                                                                                 823,324            634,574
     Less:      Allowance for loan losses                                              10,352              8,125
                                                                                   ----------            -------

                    Loans, net                                                        812,972            626,449
                                                                                   ----------            -------
Premises and equipment, net                                                            27,737             20,108
Accrued interest receivable                                                            10,985              8,559
Other assets                                                                           15,424             13,000
                                                                                   ----------            -------
                                                                                   $1,153,367            886,103

                                         Liabilities and Stockholders' Equity
Deposits:
     Demand                                                                        $  109,210             82,138
     Interest-bearing demand                                                          189,280            167,372
     Savings                                                                           45,280             41,963
     Time                                                                             476,506            346,838
     Time, in excess of $100,000                                                      156,803            134,989
                                                                                   ----------            -------

                    Total deposits                                                    977,079            773,300
                                                                                   ----------            -------

Accrued expenses and other liabilities                                                  7,274              6,101
Federal funds purchased                                                                33,011                 --
FHLB advances                                                                          43,321             35,074
Notes payable                                                                          14,069             10,453
Convertible subordinated debentures                                                     3,500              3,500
                                                                                   ----------            -------

                    Total liabilities                                               1,078,254            828,428
                                                                                   ----------            -------
Commitments

Stockholders' equity:
     Preferred stock                                                                       --                 --
     Common stock, $1 par value; 10,000,000 shares authorized;
          7,385,105 and 7,084,621 shares issued and outstanding                         7,385              7,085
     Capital surplus                                                                   24,699             18,516
     Retained earnings                                                                 42,198             32,162
     Net unrealized gain (loss) on securities available for sale, net of tax              831                (88)
                                                                                   ----------            -------

                    Total stockholders' equity                                         75,113             57,675
                                                                                   ----------            -------

                                                                                   $1,153,367            886,103
                                                                                   ==========            =======
</TABLE
See accompanying notes to consolidated financial statements.

                                     UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                                          Consolidated Statements of Earnings
                                 For the Years Ended December 31, 1997, 1996 and 1995

                                                                             1997               1996             1995
                                                                             ----               ----             ----
                                                                                (In Thousands Except Per Share Data)

Interest income:
     Interest and fees on loans                                             $76,722            57,978            44,626
     Interest on deposits with other banks                                       --               102                 4
     Interest on federal funds sold                                           1,642             1,096             1,315
     Interest on investment securities:
          U.S. Treasury & U.S. Government agencies                            9,097             6,735             5,354
          State and political subdivisions                                    2,319             1,995             1,910
                                                                            -------            ------            ------

                    Total interest income                                    89,780            67,906            53,209
                                                                            -------            ------            ------

Interest expense:
     Interest on deposits:
          Demand                                                              6,712             5,445             3,833
          Savings                                                             1,190             1,147             1,100
          Time                                                               34,966            25,569            21,396
                                                                            -------            ------            ------

                                                                             42,868            32,161            26,329
Notes payable, subordinated debentures,
     federal funds purchased and FHLB advances                                3,680             1,930             1,865
                                                                            -------            ------            ------

                    Total interest expense                                   46,548            34,091            28,194
                                                                            -------            ------            ------

                    Net interest income                                      43,232            33,815            25,015
Provision for loan losses                                                     2,634             1,597             1,116
                                                                            -------            ------            ------

                    Net interest income after provision for loan losses      40,598            32,218            23,899

Noninterest income:
     Service charges and fees                                                 3,505             2,990             2,167
     Gain (loss) on sales of investment securities                              426               (13)                4
     Mortgage loan and other related fees                                     1,157              1,566            1,582
     Other noninterest income                                                 1,892              1,123              770
                                                                            -------             ------           ------

                    Total noninterest income                                  6,980              5,666            4,523
                                                                            -------             ------           ------

Noninterest expense:
     Salaries and employee benefits                                          17,695             13,373           10,504
     Occupancy                                                                4,726              3,570            2,948
     Other noninterest expense                                                9,656              7,900            5,752
                                                                            -------             ------           ------

                    Total noninterest expense                                32,077             24,843           19,204
                                                                            -------             ------           ------

                    Earnings before income taxes                             15,501             13,041            9,218
Income taxes                                                                  4,766              4,114            2,549
                                                                            -------             ------           ------

                    Net earnings                                            $10,735              8,927            6,669
                                                                            =======             ======           ======
Earnings per common share                                                   $  1.47               1.29             1.03
                                                                            =======             ======           ======
Earnings per common share  - assuming dilution                              $  1.46               1.26             1.01
                                                                            =======             ======           ======

See accompanying notes to consolidated financial statements.

                                     UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                              Consolidated Statements of Changes in Stockholders' Equity
                                 For the Years Ended December 31, 1997, 1996 and 1995

                                                                                                     Net Unrealized
                                                                                                      Gain (Loss)
                                                                                                     On Securities
                                                                                                       Available
                                                             Common Stock          Capital   Retained   for Sale
                                                          Shares       Amount      Surplus   Earnings  Net of Tax  Total
                                                          ------       ------      -------   --------  ----------  -----
                                                                  (In Thousands Except Share and Per Share Data)

Balance, December 31, 1994, as previously reported       5,589,365      $5,589     7,474     17,363    (209)     30,217
Adjustment in connection with pooling of interests         685,240         686     3,550        468     (56)      4,648
                                                         ---------      ------    ------     ------    ----      ------

Balance, December 31, 1994, as restated                  6,274,605       6,275    11,024     17,831    (265)     34,865
Issuance of common shares for bank acquisition             455,400         455     4,828         --      --       5,283
Proceeds from common stock offering,
     net of offering cost                                  215,515         216     2,218         --      --       2,434
Change in unrealized gain (loss) on securities
     available for sale, net of tax                             --          --        --         --     545         545
Cash dividends declared, ($.08 per share)                       --          --        --       (588)     --        (588)
Purchase and retirement of treasury stock of
     pooled entity                                            (737)         (1)       (6)        --      --          (7)
Net earnings                                                    --           --       --      6,669      --       6,669
                                                         ---------      -------    -----     ------    ----      ------

Balance, December 31, 1995                               6,944,783        6,945   18,064     23,912     280      49,201
Change in unrealized gain (loss) on securities
     available for sale, net of tax                             --           --        --        --    (368)       (368)
Cash dividends declared, ($.10 per share)                       --           --        --      (677)     --        (677)
Common stock issued in conversion of debentures            178,568          179       821        --      --       1,000
Purchase and retirement of treasury stock of
     pooled entity                                         (38,730)         (39)     (369)       --      --        (408)
Net earnings                                                    --           --        --     8,927      --       8,927
                                                         ---------      -------    ------    ------    ----      ------
Balance, December 31, 1996                               7,084,621        7,085    18,516    32,162     (88)     57,675
Change in unrealized gain (loss) on securities
     available for sale, net of tax                             --           --        --        --     919         919
Cash dividends declared, ($.10 per share)                       --          --        --       (699)     --        (699)
Net earnings                                                    --          --        --     10,735      --      10,735
Proceeds from common stock offering,
     net of offering cost                                  300,000         300     6,177         --      --       6,477
Proceeds from resale of treasury stock of
     pooled entity                                             484          --         6         --      --           6
                                                         ---------      ------     -----     ------    ----      ------

Balance, December, 31, 1997                              7,385,105      $7,385    24,699     42,198     831      75,113
                                                         =========      ======    ======     ======    ====

See accompanying notes to consolidated financial statements.

                                     UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
                                         Consolidated Statements of Cash Flows

                                 For the Years Ended December 31, 1997, 1996 and 1995

                                                                           1997               1996             1995
                                                                           ----               ----             ----
                                                                                         (In Thousands)
Cash flows from operating activities:
     Net earnings                                                       $  10,735              8,927           6,669
     Adjustments to reconcile net earnings to net cash  provided by operating activities:
               Depreciation, amortization and accretion                     2,448              2,347           1,882
               Provision for loan losses                                    2,634              1,597           1,116
               Provision for deferred income tax expense (benefit)           (404)                82             (95)
               (Gain) loss on sale of securities available for sale          (426)                13              (4)
               Change in assets and liabilities, net of effects
                    of purchase acquisitions:
                         Interest receivable                               (2,426)            (1,430)         (1,831)
                         Interest payable                                   1,340                267           1,370
                         Other assets                                      (2,020)                (9)          1,003
                         Accrued expenses and other liabilities              (659)             1,059          (1,335)
               Change in mortgage loans held for sale                       2,765              5,321             347
                                                                        ---------            -------         -------
                              Net cash provided by operating
                                    activities                             13,987             18,174           9,122
                                                                        ---------            -------         -------
Cash flows from investing activities, net of effects
   of purchase acquisitions:
               Cash acquired from acquisitions and branch purchases            --              2,650          25,867
               Proceeds from maturities and calls of securities
                    held to maturity                                       18,009             21,920          14,317
               Purchases of securities held to maturity                   (10,418)           (13,762)        (29,075)
               Proceeds from sales of securities available for sale        32,105             18,065          17,520
               Proceeds from maturities and calls of securities
                    available for sale                                     22,470             32,652          11,299
               Purchases of securities available for sale                (115,501)           (62,631)        (64,143)
               Net increase in loans                                     (189,157)          (140,507)        (68,874)
               Purchases of premises and equipment                         (9,702)            (3,143)         (2,236)
                                                                        ---------           --------         -------

                              Net cash used in investing activities      (252,194)          (144,756)        (95,325)
Cash flows from financing activities, net of effects
   of purchase acquisitions:
               Net change in demand and savings deposits                   52,297             49,312          23,824
               Net change in time deposits                                151,482             62,394          92,333
               Net change in federal funds purchased                       33,011                 --          (8,300)
               Proceeds from convertible subordinated debentures               --              3,500              --
               Proceeds from notes payable                                  4,747                 --           2,539
               Proceeds from FHLB advances                                 15,636             29,375           8,596
               Repayments of notes payable                                 (1,131)              (856)           (630)
               Repayments of FHLB advances                                 (7,389)            (3,302)        (11,744)
               Proceeds from sale of common stock                           6,477                 --           2,434
               Purchase of treasury stock of pooled entity                     --               (408)             (7)
               Proceeds from resale of treasury stock of pooled entity          6                 --              --
               Cash paid for dividends                                       (765)              (677)           (588)
                                                                        ---------            -------         -------

                              Net cash provided by financing activities   254,371            139,338         108,457
                                                                        ---------            -------         -------

Net change in cash and cash equivalents                                    16,164             12,756          22,254
Cash and cash equivalents at beginning of period                           52,670             39,914          17,660
                                                                        ---------            -------         -------

Cash and cash equivalents at end of period                              $  68,834             52,670          39,914
                                                                        =========            =======         =======

See accompanying notes to consolidated financial statements.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by United Community
Banks, Inc. (United or the Company) and its subsidiaries and the methods of applying these principles conform with generally accepted accounting principles and with general practices within the banking industry. The following is a description of the more significant of those policies.

Organization and Basis of Presentation
United is a six bank holding company whose business is conducted by its wholly-owned bank subsidiaries. United is subject to regulation under the Bank Holding Company Act of 1956. The consolidated financial statements include the accounts of United Community Banks, Inc. and its wholly-owned commercial bank subsidiaries, United Community Bank, Blairsville, Georgia (UCB), Carolina Community Bank (Carolina), Peoples Bank, Blue Ridge, Georgia (Peoples), Towns County Bank, Hiawassee, Georgia (Towns) White County Bank, Cleveland, Georgia (White) and First Clayton Bank and Trust Company, Clayton, Georgia (Clayton) (collectively, the "Bank Subsidiaries") and United Family Finance Company, Inc. (Finance), a finance company subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain items in prior years' financial statements have been reclassified to conform with the current financial statement presentations.

The Bank Subsidiaries are commercial banks which serve markets throughout North Georgia and Western North Carolina and provide a full range of customary banking services. The Bank
Subsidiaries are insured and subject to the regulation of the Federal Deposit Insurance Corporation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with these valuations, management obtains independent appraisals for significant properties.

A substantial portion of United's loans are secured by real estate located in North Georgia and Western North Carolina. Accordingly, the ultimate collectibility of a substantial portion of United's loan portfolio is susceptible to changes in the real estate market conditions of this market area.

Investment Securities
United classifies its securities in one of three categories: held to maturity, available for sale, or trading. Trading securities are bought and held principally for the purpose of selling them in the near term. United does not have investments classified in the trading category. Held to maturity securities are those securities for which United has the ability and intent to hold until maturity. All other securities are classified as available for sale.

Available for sale securities are recorded at fair value.
Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Investment Securities, continued
A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs. No market valuation allowances were required at December 31, 1997 or 1996.

Loans and Allowance for Loan Losses
All loans are stated at principal amount outstanding.
Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time within the period in which the loans were impaired. The Bank Subsidiaries had no material amounts of impaired loans at December 31, 1997 or 1996.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review United's allowance for loan losses. Such agencies may require United to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the related assets. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for buildings and improvements is 15 to 40 years, and for furniture and equipment, 3 to 10 years.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Goodwill and Deposit-Based Intangibles
Goodwill , arising from the excess cost over the fair value of net assets acquired of purchased bank subsidiaries, is amortized on a straight-line basis over periods not exceeding 25 years. Deposit assumption premiums paid in connection with the branch bank purchases are being amortized over 15 years, the estimated life of the deposit base acquired. On an ongoing basis, management reviews the valuation and amortization periods of goodwill and the deposit assumption premiums to determine if events and circumstances require the remaining lives to be reduced.

Mortgage Servicing Rights
United's mortgage banking division accounts for mortgage servicing rights as a separate asset regardless of whether the servicing rights are acquired through purchase or origination. United's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. Impairment analysis is performed quarterly after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 1997 and 1996, no valuation allowances were required for United's mortgage servicing rights.

United recognized approximately $15,000, $137,000 and $790,000 in servicing assets during 1997, 1996 and 1995, respectively, and recognized amortization expense relating to servicing assets of approximately $144,000, $267,000, and $283,000 during 1997, 1996 and 1995, respectively. During 1996, United sold mortgage loan servicing rights with a net book value of approximately $1,254,000. No such sales occurred during 1997 or 1995.

Income Taxes
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of United's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Interest Rate Risk Management
As part of United's overall interest rate risk management, interest rate swaps and interest rate floors are utilized. These contracts are designated by United as hedges of interest rate exposures, and interest income or expense derived from these contracts is recorded over the life of the contract as an adjustment to interest income or expense of the instruments hedged.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements
In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127 "Deferral of the Effective Date of Certain Provisions of SFAS No. 125" ("SFAS 127"), Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 127 simply defers, until January 1, 1998, the effective date of selected provisions of a previously issued accounting and disclosure standard. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131 specifies the presentation and disclosure of operating segment information reported in the annual report and interim reports issued to stockholders. The provisions of SFAS 130 and 131 are effective for fiscal years beginning after December 15, 1997. The management of the Company believes that the adoption of these statements will not have a material impact on the Company's financial position, results of operations, or liquidity.

Earnings Per Common Share
SFAS No. 128 "Earnings Per Common Share" ("SFAS 128") became effective for the Company for the year ended December 31, 1997. This new standard specifies the computation, presentation and disclosure requirements for earnings per common share and is designed to simplify previous earnings per common share standards and to make domestic and international practices more compatible. Earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in earnings per common share-assuming dilution. All earnings per common share amounts have been restated to conform to the provisions of SFAS 128.

SFAS 128 requires earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants to be presented on the face of the statements of earnings. Additionally, the new statement requires the reconciliation of the amounts used in the computation of both earnings per common share and earnings per common share-assuming dilution. Earnings per common share amounts for the years ended December 31, 1997, 1996 and 1995 are as follows (dollars in thousands, except for per share data):

                                                 For the Year Ended December 31, 1997

                                                                  Weighted
                                                                   Average
                                                Net Earnings    Common Shares     Per Share
                                                (Numerator)     (Denominator)       Amount
                                                ------------    -------------     ---------

Earnings per common share                          $10,735         7,300,874        $1.47
                                                                                    =====
Effect of dilutive securities:
Stock options                                           --            46,680
Convertible debentures                                 189           140,000
                                                   -------         ---------

Earnings per common share - assuming dilution      $10,924         7,487,554        $1.46
                                                   =======         =========        =====


            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Earnings Per Common Share, continued

                                         For the Year Ended December 31, 1996

                                                                     Weighted
                                                                      Average
                                                 Net Earnings     Common Shares   Per Share
                                                 (Numerator)      (Denominator)     Amount
                                                 ------------     -------------   ----------
Earnings per common share:                         $ 8,927          6,919,437       $1.29
                                                                                    =====
Effect of dilutive securities:
     Stock options                                      --             30,098
     Convertible debentures                             56            161,311
                                                   -------          ---------

Earnings per common share - assuming dilution      $ 8,983          7,110,846       $1.26
                                                   =======          =========       =====

                                         For the Year Ended December 31, 1995

                                                                     Weighted
                                                                      Average
                                                 Net Earnings      Common Shares  Per Share
                                                  (Numerator)      (Denominator)    Amount
                                                 ------------      -------------  ---------
Earnings per common share                          $ 6,669          6,499,264       $1.03
                                                                                    =====
Effect of dilutive securities:
     Stock options                                      --              6,897
     Convertible debentures                             56            178,568
                                                   -------          ---------

Earnings per common share - assuming dilution      $ 6,725          6,684,729       $1.01
                                                   =======          =========       =====

(1)  Mergers and Acquisitions
     Effective September 12, 1997, the Company acquired, for 646,257 shares of its $1 par value common stock and approximately $7,000 paid for fractional shares, all of the outstanding common stock of First Clayton Bancshares, Inc., a $73 million one bank holding company, located in Clayton, Georgia. The acquisition was accounted for as a pooling of interests and accordingly, the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations as if the combination had occurred on January 1, 1995.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(1)  Mergers and Acquisitions, continued
     The following is a reconciliation of the amounts of net interest income and net earnings previously reported with the restated amounts (in thousands):

                                                       1997            1996           1995
                                                       ----            ----           ----
Net interest income:
The Company, as previously reported
     in 1996 and 1995                                $40,288          31,368         22,919

Clayton                                                2,944           2,447          2,096
                                                     -------          ------         ------

As restated                                          $43,232          33,815         25,015
                                                     =======          ======         ======

Net earnings:
The Company, as previously reported
     in 1996 and 1995                                $ 9,974           8,201          6,051

Clayton                                                  761             726            618
                                                     -------          ------         ------

As restated                                          $10,735           8,927          6,669
                                                     =======          ======         ======

     On September 28, 1996, UCB assumed deposits of $23.7 million and purchased certain assets totaling $33.2 million of a branch in Cornelia, Georgia.

     On August 31, 1995, United acquired all the outstanding common stock of White County Bancshares, Inc., (White Bancshares) the parent company of White County Bank, Cleveland, Georgia. United issued 455,400 shares of its common stock and approximately $10,000 in cash for fractional shares, in exchange for all the outstanding common shares of White Bancshares. Additionally, United exercised its option to convert the exchangeable payable in kind debenture previously acquired during 1994, and the related accrued interest into a majority interest in White County Bank. At the date of acquisition, White County Bank had total assets of $71 million and liabilities of $63 million. The original purchase price was allocated to assets and liabilities acquired based on their fair values at the date of acquisition. This transaction was accounted for as a purchase and, therefore, is not included in United's results of operations or statements of financial position prior to the date of acquisition.

(2)  Cash Flows
     United paid approximately $45 million, $34 million and $27 million in interest on deposits and other liabilities during 1997, 1996 and 1995, respectively. In connection with United's 1995 acquisition of White, assets having a fair value of $71 million were acquired and liabilities totaling $63 million were assumed.

                                                                                   For the Years Ended December 31,
                                                                                   --------------------------------
                                                                               1997             1996             1995
                                                                               ----             ----             ----
Schedule of noncash investing and financing activities (in thousands):
     Conversion of subordinated debentures into 178,568 shares
          of common stock                                                     $  --             1,000              --
     Common stock issued and conversion of exchangeable payable
          in kind debenture in connection with the acquisition of White       $  --                --           8,384
     Change in unrealized gain (loss) on securities available for sale,
          net of tax                                                          $ 919              (368)            545
     (Decrease) increase in dividends payable                                 $ (66)               --              --

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(3)  Investment Securities
     Investment securities at December 31, 1997 and 1996 are as follows (in thousands):

                                                                  December 31, 1997
                                               ------------------------------------------------------
                                                                Gross          Gross        Estimated
                                               Amortized      Unrealized     Unrealized       Fair
                                                 Cost           Gains          Losses        Value
                                               ---------      ----------     -----------    ---------
Securities Available for Sale:
     U.S. Treasuries                           $ 46,304           642              1          46,945
     U.S. Government agencies                    45,317           268             33          45,552
     State and political subdivisions            11,675           189              4          11,860
     Mortgage-backed securities                  32,970           387             10          33,347
     Other                                        6,256            --             66           6,190
                                               --------         -----            ---         -------

     Total                                     $142,522         1,486            114         143,894
                                               ========         =====            ===         =======

Securities Held to Maturity:
     U.S. Treasuries                           $    500             6             --             506
     U.S. Government agencies                    22,361            35             57          22,339
     State and political subdivisions            42,330         1,211              8          43,533
     Mortgage-backed securities                   4,368           109             10           4,467
                                               --------         -----            ---         -------

          Total                                $ 69,559         1,361             75          70,845
                                               ========         =====            ===         =======

                                                                  December 31, 1997
                                               ------------------------------------------------------
                                                                Gross          Gross        Estimated
                                               Amortized      Unrealized     Unrealized       Fair
                                                 Cost           Gains          Losses        Value
                                               ---------      ----------     -----------    ---------
Securities Available for Sale:
     U.S. Treasuries                            $ 12,771           71              1         12,841
     U.S. Government agencies                     39,169           59            275         38,953
     State and political subdivisions              6,685          162             14          6,833
     Mortgage-backed securities                   18,644           46             55         18,635
     Other                                         4,104           --            102          4,002
                                                --------        -----           ----         ------

          Total                                 $ 81,373          338            447         81,264
                                                ========        =====           ====         ======

Securities Held to Maturity:
     U.S. Treasuries                            $  2,368            6             --          2,374
     U.S. Government agencies                     34,804           42            301         34,545
     State and political subdivisions             33,036          646            173         33,509
     Mortgage-backed securities                    7,118          103             24          7,197
                                                --------        -----           ----         ------

          Total                                 $ 77,326          797            498         77,625
                                                ========        =====           ====         ======

     The amortized cost and estimated fair value of the securities portfolio at December 31, 1997, by contractual maturity, is presented in the following table. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(3)  Investment Securities, continued

                                                            Securities Held            Securities Available
                                                              to Maturity                     for Sale
                                                            December 31, 1997            December 31, 1997
                                                       ------------------------      -------------------------
                                                       Amortized      Estimated      Amortized      Estimated
                                                          Cost        Fair Value       Cost         Fair Value
                                                       ---------      ----------     ----------     ----------
U.S. Treasuries:
     Within 1 year                                      $   500            506          2,242          2,247
     1 to 5 years                                            --             --         42,573         43,184
     5 to 10 years                                           --             --          1,489          1,514
                                                        -------         ------        -------        -------

                                                        $   500            506         46,304         46,945
                                                        =======         ======        =======        =======

U.S. Government agencies:
     Within 1 year                                      $17,817         17,801          8,150          8,150
     1 to 5 years                                         4,544          4,538         33,269         33,495
     5 to 10 years                                           --             --          3,898          3,907
                                                        -------         ------        -------        -------

                                                        $22,361         22,339         45,317         45,552
                                                        =======         ======        =======        =======

State and political subdivisions:
     Within 1 year                                      $ 1,739          1,753          2,569          2,582
     1 to 5 years                                        17,132         17,516          3,019          3,103
     5 to 10 years                                       18,819         19,452          4,103          4,169
     More than 10 years                                   4,640          4,812          1,984          2,006
                                                        -------         ------        -------        -------

                                                        $42,330         43,533         11,675         11,860
                                                        =======         ======        =======        =======

Other:
     More than 10 years                                 $    --             --          6,256          6,190
                                                        =======         ======        =======        =======

Total securities other than mortgage-backed
  securities:
     Within 1 year                                      $20,056         20,060         12,961         12,979
     1 to 5 years                                        21,676         22,054         78,861         79,782
     5 to 10 years                                       18,819         19,452          9,490          9,590
     More than 10 years                                   4,640          4,812          8,240          8,196
Mortgage-backed securities                                4,368          4,467         32,970         33,347
                                                        -------         ------        -------        -------

                                                        $69,559         70,845        142,522        143,894
                                                        =======         ======        =======        =======


     There were no sales of securities held to maturity during 1997, 1996 and 1995. Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $ 32 million, $18 million and $18 million, respectively. Gross gains of $451,000, $53,000 and $113,000 for 1997, 1996 and 1995, respectively, along with gross losses of $25,000, $66,000 and $109,000 for 1997, 1996 and
     1995,  respectively, were realized on those sales.

     Securities with a carrying value of $65 million and $52 million at December 31, 1997 and 1996, respectively, were pledged to secure public deposits as required by law.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(4)  Loans and Allowance for Loan Losses
     Major classifications of loans at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                                         1997            1996
                                                         ----            ----
Commercial, financial and agricultural                 $105,462         100,538
Real estate - construction                               78,699          51,425
Real estate - mortgage                                  523,629         380,681
Consumer                                                115,534         101,930
                                                       --------         -------

          Total loans                                   823,324         634,574

Less:  Allowance for loan losses                         10,352           8,125
                                                       --------         -------

          Loans, net                                   $812,972         626,449
                                                       ========         =======

     The Bank Subsidiaries grant loans and extensions of credit to individuals and a variety of firms and corporations located primarily in counties in northern Georgia and western North Carolina. Although the Bank Subsidiaries have diversified loan portfolios, a substantial portion of the loan portfolios is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     During 1997 and 1996, certain executive officers and directors of United and its Bank Subsidiaries, including their immediate families and companies with which they are associated, maintained a variety of banking relationships with the Bank Subsidiaries. Total loans outstanding to these persons at December 31, 1997 and 1996 amounted to $15,811,000 and $13,520,000, respectively. The change from December 31, 1996 to December 31, 1997 reflects payments amounting to $8,408,000 and advances of $10,699,000. Such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements, and do not represent more than normal credit risk.

     Changes in the allowance for loan losses are summarized as follows (in thousands):

                                                            1997          1996        1995
                                                            ----          ----        ----
Balance at beginning of year                              $ 8,125        6,884       4,231
Allowance for loan losses acquired from White                  --           --       1,813
Provisions charged to earnings                              2,634        1,597       1,116
Loans charged off                                            (797)        (695)       (701)
Recoveries of loans previously charged off                    390          339         425
                                                          -------        -----       -----

Balance at end of year                                    $10,352        8,125       6,884
                                                          =======        =====       =====


     United serviced approximately $103.5 and $117.4 million of mortgage loans for others at December 31, 1997 and 1996, respectively.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(5)  Premises and Equipment
     Premises and equipment at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                          1997      1996
                                          ----      ----
Land and land improvements              $ 6,102     4,770
Building and improvements                14,001    12,667
Furniture and equipment                  15,018    10,771
Construction in progress                  2,919       167
                                        -------    ------

                                         38,040    28,375
Less: Accumulated depreciation           10,303     8,267
                                        -------    ------

                                        $27,737    20,108
                                        =======    ======

     Depreciation expense was approximately $2.1 million, $1.6 million and $1.4 million in 1997, 1996 and 1995, respectively.

(6)  Time Deposits
     At December 31, 1997, contractual maturities of time deposits are summarized as follows ( in thousands):

     Maturing In:

          1998                                   $509,837
          1999                                     92,144
          2000                                     15,482
          2001                                     13,394
          2002 and thereafter                       2,452
                                                 --------
                                                 $633,309
                                                 ========

(7)  FHLB Advances
     The Bank Subsidiaries have advances from the Federal Home Loan Bank (FHLB) with monthly interest payments and principal payments due at various maturity dates and interest rates ranging from 5.51% to 7.81% at December 31, 1997. The majority of the advances represent draws to fund mortgage loans to customers over payment terms longer than those normally given. The FHLB advances are collateralized by first mortgage loans, FHLB stock and other U.S. agency securities.

     Advances from FHLB outstanding at December 31, 1997 mature as follows ( in thousands):

     Year

     1998                                          $24,468
     1999                                           15,033
     2000                                              808
     2001                                              307
     2002                                            1,432
     2003 and thereafter                             1,273
                                                   -------
                                                   $43,321
                                                   =======

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(8)  Notes Payable
     Notes payable at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                                                                  1997           1996
                                                                                                  ----           ----
Note payable, due in quarterly installments of $321,455, plus interest, through
     January 2005, secured by common stock of the Bank Subsidiaries.  Interest is variable based on the prime rate less 1.25%. The loan agreement contains covenants and restrictions pertaining to the maintenance of certain financial ratios, limitations on the incurrence of additional debt, and the declaration of
     dividends or other capital transactions.                                                   $12,722         10,453

Commercial paper of Finance, due at maturity during 1998 and unsecured.
     Interest is from 7.15% to 7.25% and is payable monthly.                                      1,347             --
                                                                                                -------         ------
                                                                                                $14,069         10,453
                                                                                                =======         ======

     Aggregate maturities required on the notes payable at December 31, 1997 are as follows:

     1998                                                      $ 2,633
     1999                                                        1,286
     2000                                                        1,286
     2001                                                        1,286
     2002                                                        1,286
     2003 and thereafter                                         6,292
                                                               -------
                                                               $14,069
                                                               =======

(9)  Convertible Subordinated Debentures
     On December 31, 1996, the holders of convertible debentures of the Company due July 1, 2000 (the "2000 Debentures"), which bore interest at a fixed rate of 9% per annum, converted the 2000 Debentures into an aggregate of 178,568 shares of common stock in accordance with their terms and pursuant to an additional six month period for conversion extended by the Company in order to comply with certain obligations of the Company to provide the holders with notice of the conversion termination date.

     On December 31, 1996, United also completed a private placement of convertible subordinated debentures due December 31, 2006 (the "2006 Debentures"). The 2006 Debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum, payable in quarterly installments commencing on April 1, 1997. The 2006 Debentures may be redeemed, in whole or in part, on or after January 1, 1998, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holders of the 2006 Debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert such Debenture at the principal amount thereof into shares of common stock of United at the conversion price of $25 per share, subject to adjustment for stock splits and stock dividends.

     Certain directors and executive officers of United held convertible debentures totaling $3,025,000 at December 31, 1997 and 1996.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(10) Income Taxes
     During 1997, 1996 and 1995, United made income tax payments of approximately $5.5 million, $4.0 million and $2.7 million, respectively.

     The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                     1997      1996       1995
                                                     ----      ----       ----
     Current                                        $5,170     4,032     2,644
     Deferred (reduction)                             (404)       82       (95)
                                                    ------     -----     -----
                                                    $4,766     4,114     2,549
                                                    ======     =====     =====

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate (34 percent) to earnings before income taxes are as follows (in thousands):

                                                     1997       1996      1995
                                                     ----       ----      ----
Pretax income at statutory rates                    $5,270     4,434     3,134
Add (deduct):
     Tax-exempt interest income                       (878)     (828)     (789)
     Nondeductible interest expense                    147       127       130
     Other                                             227       381        74
                                                    ------     -----     -----
                                                    $4,766     4,114     2,549
                                                    ======     =====     =====

     The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset at December 31, 1997 and 1996 (in thousands):

                                                                1997      1996
                                                                ----      ----
Deferred tax assets:
     Allowance for loan losses                                 $3,531     2,549
     Net operating loss and credit carryforwards                   42       349
     Unrealized loss on securities available for sale              --         6
     Other                                                         32       172
                                                               ------     -----
          Gross deferred tax assets                             3,605     3,076
                                                               ------     -----

Deferred tax liabilities:
     Premises and equipment                                    (1,326)   (1,159)
     Unrealized gain on securities available for sale            (541)       --
     Other                                                        (65)     (101)
                                                               ------    ------
          Gross deferred tax liabilities                       (1,932)   (1,260)
                                                               ------    ------
          Net deferred tax asset                               $1,673     1,816
                                                               ======    ======

     At December 31, 1997, United has a loss carryforward of approximately $1 million for state income taxes which will begin to expire in 2008. The use of this carryforward is limited to future taxable earnings of United and to annual limitations imposed by the tax code.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(11) Employee Benefit Plans
     United has contributory employee benefit plans covering substantially all employees, subject to certain minimum service requirements. United's contribution to the plans is determined annually by the Board of Directors and amounted to approximately $803,000, $583,000 and $566,000 in 1997, 1996, and 1995,
     respectively.

(12) Regulatory Matters
     The Bank Subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, action by regulators that, if undertaken, could have a direct material effect on the Bank Subsidiaries' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank Subsidiaries must meet specific capital guidelines that involve quantitative measures of the Bank Subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank Subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank Subsidiaries to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank Subsidiaries meet all capital adequacy requirements to which they are subject.

     Minimum ratios required by the Bank Subsidiaries to ensure capital adequacy are 8% for total capital to risk weighted assets and 4% each for Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. Minimum ratios required by the Bank Subsidiaries to be well capitalized under prompt corrective action provisions are 10% for total capital to risk weighted assets, 6% for Tier 1 capital to risk weighted assets and 5% for Tier 1 capital to average assets. Minimum amounts required for capital adequacy purposes and to be well capitalized under prompt corrective action provisions are presented below for United and its most significant subsidiaries (in thousands). Prompt corrective action provisions do not apply to bank holding companies.

                              Minimum                  Minimum                 Minimum
                          Total Risk Based        Tier 1 Risk Based        Tier 1 Leverage
                         ------------------      --------------------    ---------------------
                                     Prompt                   Prompt                  Prompt
                        Capital    Corrective     Capital   Corrective   Capital    Corrective
    1997                Adequacy     Action      Adequacy     Action     Adequacy     Action
    ----                --------   ----------    --------   ----------   --------   ----------
Consolidated            $63,520        N/A         31,777       N/A       47,374        N/A
UCB                      24,391      30,488        12,195     18,293      15,503      19,379
Carolina                 17,213      21,516         8,606     12,910      12,980      16,226

    1996

Consolidated            $48,893        N/A         24,446       N/A       34,159        N/A
UCB                      19,746      24,682         9,873     14,809      12,401      15,502
Carolina                 11,736      14,670         5,868      8,802       8,870      11,807

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(12) Regulatory Matters, continued
     Actual capital amounts and ratios for United and its most significant subsidiaries as of December 31, 1997 and 1996 are as follows (in thousands):

                              Actual                   Actual                   Actual
                         Total Risk Based         Tier 1 Risk Based        Tier 1 Leverage
                         -----------------        ------------------      -----------------
                         Actual                    Actual                 Actual
     1997                Amount      Ratio         Amount     Ratio       Amount      Ratio
     ----                ------      -----         ------     -----       ------      -----
Consolidated            $81,614      10.28%        68,184      8.59%      68,184       5.76%
UCB                      33,303      10.92%        29,733      9.75%      29,733       7.67%
Carolina                 23,260      10.81%        20,566      9.56%      20,566       6.34%

     1996
     ----
Consolidated            $62,241      10.18%        51,102      8.36%      51,102       5.98%
UCB                      25,036      10.14%        22,518      9.12%      22,518       7.26%
Carolina                 17,052      11.62%        15,259     10.40%      15,259       6.88%

     As of December 31, 1997 and 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized each Bank subsidiary as well capitalized under the regulatory framework for prompt corrective action.

(13) Commitments
     The Bank Subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank Subsidiaries have in particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The Bank Subsidiaries use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. In most cases collateral or other security is required to support financial instruments with credit risk.

     The following table summarizes, as of December 31, the contract or notional amount of off-balance sheet instruments (in thousands):

                                                                                 1997           1996
                                                                                 ----           ----
     Financial instruments whose contract amounts represent credit risk:
          Commitments to extend credit                                         $106,040        64,091
          Standby letters of credit                                            $  2,520         1,721
          Interest rate contracts:
               Swap agreements                                                 $ 35,000        35,000
               Floors purchased                                                $ 50,000        50,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank Subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(13) Commitments, continued
     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank Subsidiaries hold real estate, certificates of deposit, equipment and automobiles as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.

     Derivative financial instruments include forwards, futures, swaps, options, and other instruments with similar characteristics. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and financial indices. The Bank Subsidiaries use interest rate contracts in balance sheet management activities, the objective of which is to minimize the risk inherent in the asset and liability interest rate structure. The Bank Subsidiaries do not use derivative financial instruments for trading purposes. Interest rate contracts include an agreement with a counterparty to exchange cash flow based on the movement of an underlying interest rate included such as the prime rate or the London International Borrowing Rate (LIBOR). A swap agreement involves the exchanges of a series of interest payments, either at a fixed or variable rate, based on a notional amount without the exchange of the underlying principal. An interest rate floor contract allows a party, for a purchase premium, to receive income if a predetermined interest rate falls below a predetermined level. Income or expense on interest rate contracts used by the Bank Subsidiaries to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest earning asset or interest bearing liability over the period covered by the contracts. Amounts accrued relating to such contracts are included in accrued expenses and other liabilities as of the balance sheet date.

     The Bank Subsidiaries' exposure from these interest rate contracts results from the possibility that one party may default on its contractual obligation (credit risk) or from the movement of interest rates (market risk). Credit risk is limited to the positive market value of the derivative, which is significantly less than its notional value since the notional amount only represents the basis for determining the exchange of the cash flows. Credit risk is minimized by performing credit reviews of the counterparties to the contract or by conducting activities through organized exchanges.

(14) Preferred Stock
     United may issue preferred stock in one or more series as established by resolution of the Board of Directors, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board of Directors. At December 31, 1997 and 1996, there were no preferred shares issued or outstanding.

(15) Stockholders' Equity
     Dividends paid by the Bank Subsidiaries are the primary source of funds available to United for payment of dividends to its stockholders and other needs. Applicable federal and state statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank Subsidiaries. At December 31, 1997, approximately $12.9 million of the Bank Subsidiaries' net assets were available for payment of dividends without prior approval from the regulatory authorities. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of each Bank Subsidiary's total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the Bank Subsidiaries.

     During 1997, United issued 300,000 shares of common stock for approximately $6,477,000, net of offering costs. The proceeds from this sale of stock were used to inject capital into the Bank Subsidiaries and for general corporate purposes.

     During 1995, the Board of Directors adopted the Key Employee Stock Option Plan. Under this plan, options can be granted for up to 300,000 shares of United's common stock at a price equal to the fair market value at the date of grant. At December 31, 1997, 128,296 shares were available for grant under this plan. No options were exercised in 1997, 1996 or 1995.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(15) Stockholder's Equity, continued
     SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for the Company January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation expense has been recognized in 1997, 1996 or 1995 related to the stock option plan. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of the new statement, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                                                             1997         1996         1995
                                                                             ----         ----         ----

     Net earnings                                    As reported            $10,735        8,927        6,669
                                                     Pro forma              $10,526        8,893        6,574

     Earnings per common share                       As reported            $  1.47         1.29         1.03
                                                     Pro forma              $  1.44         1.29         1.01

     Earnings per common share-assuming dilution     As reported            $  1.46         1.26         1.01
                                                     Pro forma              $  1.43         1.25          .99

     The fair value of each option granted is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 1%, risk free interest rates of 6%, 6% and 5%, and an expected life of 10 years.

     A summary of activity in the Company's stock option plan is presented below:


                                                                   Weighted
                                                                    Average          Range
                                                     Option       Option Price      of Price
                                                     Shares        Per Share       Per Share
                                                     ------       ------------     ---------
Options outstanding at December 31, 1995              50,000         $10.00          $10.00
Options granted in 1996                               42,000         $18.00          $18.00
                                                     -------
Options outstanding at December 31, 1996              92,000         $13.65      $10.00 - 18.00
Options granted in 1997                               79,704         $22.15      $22.00 - 22.51
                                                     -------
Options outstanding at December 31, 1997             171,704         $17.60      $10.00 - 22.51
                                                     =======

     Options on 102,104 and 58,400 shares were exercisable at December 31, 1997 and 1996, respectively. The weighted average grant-date fair value of options granted in 1997 and 1996 was $7.93 and $6.45, respectively. Such options have a weighted average remaining contractual life of approximately 8 years as of December 31, 1997.

(16) Supplemental Financial Data
     Components of other operating expenses in excess of 1% of total interest and other noninterest income for the years ended
     December 31, 1997, 1996 and 1995 are as follows (in thousands):


                                               1997      1996    1995
                                               ----      ----    ----
     Stationery and supplies                 $  831     1,152     512
     Advertising                              1,486       704     646

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(17) United Community Banks, Inc. (Parent Company Only) Financial
     Information

                           Balance Sheets

                     December 31, 1997 and 1996

                                                1997            1996
                                                ----            ----
                                                   (In thousands)

                               Assets

Cash                                           $   281           1,550
Investment in subsidiaries                      82,902          65,559
Other assets                                     8,995           5,455
                                               -------          ------

                                               $92,178          72,564
                                               =======          ======

                Liabilities and Stockholders' Equity

Other liabilities                              $   843             936
Notes payable                                   12,722          10,453
Convertible subordinated debentures              3,500           3,500
Stockholders' equity                            75,113          57,675
                                               -------          ------

                                               $92,178          72,564
                                               =======          ======

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(17) United Community Banks, Inc. (Parent Company Only) Financial
     Information, continued

                       Statements of Earnings

        For the Years Ended December 31, 1997, 1996 and 1995

                                                                             1997       1996         1995
                                                                             ----       ----         ----
                                                                                  (In thousands)


Income:
     Dividends from Bank Subsidiaries                                     $ 1,150       5,361       1,680
     Other                                                                    730          87         170
                                                                          -------       -----       -----
          Total income                                                      1,880       5,448       1,850
                                                                          -------       -----       -----

Expenses:
     Interest on notes payable and subordinated debentures                  1,045         882         910
     Other                                                                  2,097       1,266         428
                                                                          -------       -----       -----
          Total expense                                                     3,142       2,148       1,338
                                                                          -------       -----       -----

Earnings (loss) before income tax benefit and equity in
     undistributed earnings of subsidiaries                                (1,262)      3,300         512
Income tax benefit                                                            823         739         350
                                                                          -------       -----       -----
Earnings (loss) before equity in undistributed earnings of subsidiaries      (439)      4,039         862

Equity in undistributed earnings of subsidiaries                           11,174       4,888       5,807
                                                                          -------       -----       -----
          Net earnings                                                    $10,735       8,927       6,669
                                                                          =======       =====       =====

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(17) United Community Banks, Inc. (Parent Company Only) Financial
     Information, continued

                      Statements of Cash Flows

        For the Years Ended December 31, 1997, 1996 and 1995

                                                                              1997            1996           1995
                                                                              ----            ----           ----
                                                                                         (In thousands)
Cash flows from operating activities:
     Net earnings                                                           $10,735           8,927          6,669
     Adjustments to reconcile net earnings to net cash
          provided by (used in) operating activities:
               Equity in undistributed earnings of Bank Subsidiaries        (11,174)         (4,888)        (5,807)
               Depreciation, amortization and accretion                         300             203            185
               Change in:
                    Other assets                                             (2,567)            (33)          (205)
                    Accrued interest payable                                     27             (39)            39
                    Other liabilities                                           (54)           (263)           (18)
                                                                            -------          ------         ------
                         Net cash provided by (used in) operating
                            activities                                       (2,733)          3,907            863
                                                                            -------          ------         ------

Cash flows from investing activities:
     Purchase of premises and equipment                                      (1,273)             --             --
     Cash paid in lieu of fractional shares                                      --              --            (10)
     Capital contributions to Bank Subsidiaries                              (5,250)         (4,275)        (4,500)
                                                                             ------          ------         ------
                         Net cash used in investing activities               (6,523)         (4,275)        (4,510)
                                                                             ------          ------         ------

Cash flows from financing activities:
     Proceeds from convertible subordinated debentures                           --           3,500             --
     Proceeds from notes payable                                              3,400              --          2,539
     Repayments of notes payable                                             (1,131)           (856)          (630)
     Proceeds from sale of common stock                                       6,477              --          2,434
     Purchase and retirement of treasury stock of pooled entity                  --            (408)            (7)
     Proceeds from resale of treasury stock of pooled entity                      6              --             --
     Dividends paid                                                            (765)           (677)          (588)
                                                                            -------          ------         ------
                         Net cash provided by financing activities            7,987           1,559          3,748
                                                                            -------          ------         ------

Net change in cash                                                           (1,269)          1,191            101
Cash at beginning of year                                                     1,550             359            258
                                                                            -------          ------         ------
Cash at end of year                                                         $   281           1,550            359
                                                                            =======          ======         ======

(18) Fair Value of Financial Instruments
     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of United's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of United or its Bank Subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by United since purchase, origination, or issuance.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued

(18) Fair Value of Financial Instruments, continued
     Cash and Cash Equivalents
     For cash, due from banks and federal funds sold the carrying amount is a reasonable estimate of fair value.

     Securities Held to Maturity and Securities Available for Sale Fair values for investment securities are based on quoted market prices.

     Loans and Mortgage Loans Held for Sale
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposits
     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Federal Funds Purchased
     The carrying amount of federal funds purchased is a reasonable estimate of fair value.

     FHLB Advances
     The fair value of United's fixed rate borrowings are estimated using discounted cash flows, based on United's current incremental borrowing rates for similar types of borrowing arrangements. For variable rate borrowings the carrying amount is a reasonable estimate of fair value.

     Notes Payable and Convertible Subordinated Debentures
     Notes payable and convertible subordinated debentures are made using variable rates, thus, the carrying amount is a reasonable estimate of fair value.

     Interest Rate Swaps and Interest Rate Floors
     The fair value of interest rate swaps and interest rate floors is obtained from dealer quotes. These values represent the estimated amount United would receive to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

     Commitments to Extend Credit, Standby Letters of Credit and
     Financial Guarantees Written
     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United's entire holdings of a particular financial instrument. Because no market exists for a significant portion of United's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

            UNITED COMMUNITY BANKS, INC. AND SUBSIDIARIES
        Notes to Consolidated Financial Statements, continued


(18) Fair Value of Financial Instruments, continued
     The carrying amount and estimated fair values of United's financial instruments at December 31, 1997 and 1996 are as follows (in thousands):

                                               December 31, 1997       December 31, 1996
                                            ---------------------    ---------------------
                                            Carrying    Estimated    Carrying   Estimated
                                              Amount    Fair Value    Amount    Fair Value
                                            --------    ----------    -------   ----------
Assets:
     Cash and cash equivalents              $ 68,834      68,834      52,670      52,670
     Securities held to maturity              69,559      70,845      77,326      77,625
     Securities available for sale           143,894     143,894      81,264      81,264
     Mortgage loans held for sale              3,962       3,962       6,727       6,727
     Loans, net                              812,972     814,855     626,449     629,107

Liabilities:
     Deposits                                977,079     981,580     773,300     778,068
     Federal funds purchased                  33,011      33,011          --          --
     FHLB advances                            43,321      43,087      35,074      34,863
     Notes payable                            14,069      14,070      10,453      10,453
     Convertible subordinated debentures       3,500       3,500       3,500       3,500

Unrecognized financial instruments:
     Commitments to extend credit            106,040     106,040      64,091      64,091
     Standby letters of credit                 2,520       2,520       1,721       1,721
     Swap agreements                              12         156          17          97
     Floors purchased                              3          --          33          21

[ATTACHMENT - PROXY CARD]

                            COMMON STOCK
                   OF UNITED COMMUNITY BANKS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF
       DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

     This undersigned hereby appoints Jimmy C. Tallent or Robert L. Head, Jr. the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 16, 1998, and any adjournment thereof.

1.   [box]     FOR all nominees for director listed below (except as
               indicated to the contrary):

Jimmy C. Tallent; Billy M. Decker; Thomas C. Gilliland; Robert L.
Head, Jr.; Charles E. Hill; Hoyt O. Holloway; P. Deral Horne;
John R. Martin; Clarence W. Mason, Sr.; W. C. Nelson, Jr.;
Charles E. Parks

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)


     [box] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS
DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED,
THIS PROXY WILL BE SO VOTED.


Please sign this Proxy exactly as name appears on the Proxy.

Note: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.


Date: _________________________________